Exhibit 2.1

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

by and among

EVERCORE PARTNERS INC.,

ATALANTA SOSNOFF CAPITAL, LLC,

ASC REPRESENTATIVE, LLC,

in its capacity as the Representative,

the Sellers listed on Schedule I

and

MARTIN T. SOSNOFF

Dated as of March 4, 2010

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(Continued)

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14.16	Excluded Assets	87

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EXHIBITS

Exhibit A	Form of Second Amended and Restated Operating Agreement
Exhibit B	Services Agreements
Exhibit C	Current Assets and Current Liabilities
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of New York Power of Attorney
Exhibit F	Form of Initial Press Release
Exhibit G	Investor Presentation
Exhibit H	Form of Client Consent

BUYER’S SCHEDULES

Schedule 7.14	ERISA Advisory Clients

SELLERS’ SCHEDULES

Schedule I	Sellers and Interests in the Company
Schedule 2.5	Purchase Price Allocation
Schedule 4.6	Title to the Interests
Schedule 5.3	No Authorization or Consents Required
Schedule 5.5	Capitalization
Schedule 6.4	No Authorization or Consents Required
Schedule 6.6(b)	Capitalization
Schedule 6.7(a)	Subsidiaries
Schedule 6.8	Financial Statements
Schedule 6.10(b)	Absence of Certain Developments
Schedule 6.12	Contracts
Schedule 6.13(b)	Intellectual Property
Schedule 6.13(c)	Licensed Intellectual Property
Schedule 6.14	Real Estate; Personal Property
Schedule 6.15	Employees
Schedule 6.17(a)	Employee Matters
Schedule 6.17(b)	Compliance
Schedule 6.17(f)	Acceleration and Vesting
Schedule 6.17(g)	Independent Contractors
Schedule 6.18	Insurance
Schedule 6.21(a)	Assets Under Management; Funds
Schedule 6.21(b)	Assets Under Management; Funds
Schedule 6.21(d)	Assets Under Management; Funds
Schedule 6.21(h)	Assets Under Management; Funds
Schedule 6.22(b)	Business; Registrations
Schedule 6.22(d)	Business; Registrations
Schedule 6.23	Affiliate Transactions
Schedule 6.24	Brokers
Schedule 8.1	Conduct of the Business of the Company
Schedule 10.7	Necessary Consents
Schedule 14.16	Excluded Assets

PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT, dated as of March 4, 2010 (this “Agreement”), by and among Evercore Partners Inc., a Delaware corporation (the “Buyer”), Atalanta Sosnoff Capital, LLC, a New York limited liability company (the “Company”), ASC Representative, LLC, a Delaware limited liability company (the “Initial Representative”), in its capacity as the Representative, the Persons listed on Schedule I hereto (each, a “Seller” and collectively the “Sellers”) and Martin T. Sosnoff (“Sosnoff”).

RECITALS

WHEREAS, the Company is engaged in the business of providing Investment Management Services (as defined herein);

WHEREAS, immediately prior to the Closing (as defined herein), the Company will be recapitalized (the “Recapitalization”) pursuant to the First Amended and Restated Operating Agreement of the Company in a form acceptable to the Buyer (the “First Amended and Restated Operating Agreement”) after which the Sellers will be the holders of the number of Series A-1 Capital Interests in the Company (the “Series A-1 Capital Interests”), Series A-2 Capital Interests in the Company (the “Series A-2 Capital Interests”), Series B Capital Interests in the Company (the “Series B Capital Interests”) and Series C Profits Interests in the Company (the “Series C Profits Interests” and together with the Series A-1 Capital Interests, the Series A-2 Capital Interests and the Series B Capital Interests, the “Interests”) set forth on Schedule I hereto;

WHEREAS, each Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from such Seller, immediately after the Recapitalization, all of the Series A-1 Capital Interests owned by such Seller on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Sosnoff will cause MTS Holding Corp. (as defined herein) to liquidate immediately following such sale of Series A-1 Capital Interests (the “MTS Liquidation”) so that immediately following the MTS Liquidation, Sosnoff will be the sole record and beneficial owner of the Series A-2 Capital Interests and the Series B Capital Interests set forth opposite his name on Schedule I hereto;

WHEREAS, at the Closing and after giving effect to the purchases described in the third WHEREAS clause and the MTS Liquidation, the Sellers (other than MTS Holding Corp.), Sosnoff and the Buyer will enter into a Second Amended and Restated Operating Agreement of the Company substantially in the form attached hereto as Exhibit A (the “Second Amended and Restated Operating Agreement”); and

WHEREAS, the Sellers (other than MTS Holding Corp.) and Sosnoff are entering into services agreements with the Company (collectively, the “Services Agreements”) concurrently with the execution and delivery of this Agreement, which Services Agreements will be effective as of the Closing and are attached hereto as Exhibit B.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following capitalized terms shall have the following meanings for all purposes of this Agreement:

“Action” means any action, dispute, claim, suit, proceeding, arbitration, mediation, investigation or inquiry by or before a Governmental Authority.

“Advisers Act” means the Investment Advisers Act of 1940.

“Advisory Client” means, as of any time of determination hereunder, any Person to whom the Company or any of its Subsidiaries provides Investment Management Services as of such time of determination (which, for the avoidance of doubt, in the case of a relationship between the Company or any Subsidiary thereof and the sponsor of a Wrap Program shall be deemed to include both such sponsor and each of the underlying investors participating in such Wrap Program other than UMA Participants).

“Advisory Contract” means any investment management, advisory or sub-advisory Contract, or any other Contract, arrangement or understanding (whether written or oral), pursuant to which the Company or any of its Subsidiaries provides Investment Management Services as of any date of determination (which, for the avoidance of doubt, in the case of a relationship between the Company or any Subsidiary thereof and the sponsor of a Wrap Program shall be deemed to include both the master agreement between the Company or such Subsidiary thereof and such Wrap Program sponsor, and each investment management, advisory or sub-advisory contract or agreement between such Wrap Program sponsor and the underlying investors participating in such Wrap Program other than UMA Participants).

“Advisory Contract Value” means:

(a) With respect to an Advisory Contract that was in effect on the Base Date (or any new Advisory Contract replacing such an Advisory Contract), without duplication, the annual asset-based advisory or sub-advisory, as applicable, fees payable to the Company or its Subsidiaries thereunder based upon (x) the advisory or sub-advisory fee schedule, as applicable, under such Advisory Contract and (y) the assets under management pursuant to such Advisory Contract (or under the prior Advisory Contract that was in effect as of the Base Date, in the case of any new Advisory Contract replacing an Advisory

Contract that was in effect as of the Base Date) as of the Base Date, adjusted for (I) any additions, withdrawals and/or reinvestments of dividends and distributions by the Advisory Client (or by investors in an Advisory Client that is a collective investment vehicle, or by underlying participants in a Wrap Program sponsored by an Advisory Client that is a Wrap Program sponsor, as applicable) of assets under management thereunder and (II) any adjustments to the fee schedule in effect under such Advisory Contract (or under the prior Advisory Contract that was in effect on the Base Date, in the case of any new Advisory Contract replacing an Advisory Contract that was in effect as of the Base Date), in each such case from the Base Date to the Closing or the Consent Adjustment Date, as applicable; and

(b) With respect to an Advisory Contract that was first entered into after the Base Date (other than a new Advisory Contract replacing an Advisory Contract that was in effect as of the Base Date), without duplication, the annual asset-based advisory or sub-advisory, as applicable, fees (other than any incentive or performance-based fees) payable to the Company thereunder based on (x) the advisory or sub-advisory fee schedule under such Advisory Contract and (y) the assets under management pursuant to such Advisory Contract as of the date of such Advisory Contract, adjusted for (I) any additions, withdrawals and/or reinvestments of dividends and distributions by the Advisory Client (or by investors in an Advisory Client that is a collective investment vehicle, or by underlying participants in a Wrap Program sponsored by an Advisory Client that is a Wrap Program sponsor, as applicable) of assets under management thereunder and (II) any adjustments to the fee schedule in effect under such Advisory Contract, in each such case from the date such Advisory Contract was entered into to the Closing or the Consent Adjustment Date, as applicable.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

“AS Management” means Atalanta Sosnoff Management, LLC.

“Base Fees” shall mean an amount equal to $40,307,899.

“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Buyer Common Stock” means the Class A common stock, par value $0.01, of the Buyer.

“Buyer Common Stock Value” means the average of the Market on Close (“MOC”) price of shares of Buyer Common Stock on the NYSE (or if shares of Buyer

Common Stock are not listed on the NYSE, such other national securities exchange or national quotation system on which shares of Buyer Common Stock are listed) for the five trading days ending on the second trading day preceding any payment of the Contingent Payment. If, however, the MOC price of shares of Buyer Common Stock differs by more than 10% on the first trading day preceding any payment of the Contingent Payment from the MOC price of shares of Buyer Common Stock on the second trading day preceding any payment of the Contingent Payment, the period for determining the number of shares of Buyer Common Stock will be based upon the average of the five trading days ending on the first trading day preceding any payment of the Contingent Payment.

“Buyer Disclosure Schedules” means the disclosure schedules of the Buyer, dated as of the date hereof, accompanying this Agreement.

“Buyer Fundamental Representations” means the representations and warranties set forth in Sections 7.1 (Corporate Organization), 7.2 (Due Authorization), 7.9 (Investment Purpose) and 7.12 (Brokers).

“Buyer Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or together with any one or more changes, effects, events, occurrences, states of fact or developments, has had or would be reasonably expected to have a material adverse effect on the assets, properties, business, results of operations or condition (financial or otherwise) of the Buyer and its Subsidiaries, taken as a whole; provided that none of the following shall be taken into account in determining whether there has been a Buyer Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to: (a) general, regulatory, social and political conditions and conditions affecting the U.S. economy as a whole; (b) earthquakes or other natural disasters; (c) the commencement, continuation or escalation of a war, civil unrest, material armed hostilities or other material international or national calamity or act of terrorism; (d) any change after the date hereof in Law, rule, regulations, orders, treaties, or other binding directive issued by a Governmental Authority or any accounting principles; (e) changes after the date hereof affecting capital market conditions in the U.S. or conditions in the global capital markets; (f) general changes in the industries in which Buyer and its Subsidiaries operate or (g) arising out of the parties’ compliance with the terms of, or the taking of any action required by, this Agreement or the Transaction Documents or the public announcement of the transactions contemplated herein or therein which, in the case of any of the foregoing clauses (a) through (f) does not constitute a disproportionate affect on the Buyer or any of its Subsidiaries relative to other companies in the industries in which they operate.

“Buyer SEC Reports” means all publicly available forms, reports, statements, certificates and other documents filed with or furnished to the SEC by the Buyer since December 31, 2007 (excluding any disclosures set forth in any section of a Buyer SEC Report entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such filings to the extent that they are forward-looking in nature).

“Capital Lease Obligation” of any Person means the aggregate amount of the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means: (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (b) any ownership interests in a Person other than a corporation, including membership interests, limited liability company interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

“Code” means the Internal Revenue Code of 1986.

“Commodity Exchange Act” means Title 7, Section 1 et seq. of the United States Code.

“Company Fundamental Representations” means the representations and warranties set forth in Sections 6.1 (Company Organization), 6.2 (Due Authorization), 6.6 (Capitalization), 6.7 (Subsidiaries), 6.23 (Affiliate Transactions) and 6.24 (Brokers).

“Competing Business” means any business providing Investment Management Services; provided that a Seller or Sosnoff directly performing Investment Management Services for his own account or the account of one or more of his Immediate Family Members without a fee or other remuneration shall not be considered a Competing Business.

“Consent” means:

(a) With respect to an Advisory Contract other than an Advisory Contract with a Wrap Program sponsor or any underlying investor participating in such Wrap Program, that the Company or AS Management, as applicable, shall have obtained in the manner provided for in Section 8.8 (x) the consent of the applicable Advisory Client to the deemed assignment of such Advisory Contract as a result of the Purchase and (y) if applicable, the written waiver of such Advisory Client of those provisions of its Advisory Contact which otherwise would cause it to terminate (or give rise to the Advisory Client having a termination right thereunder) as a result of the Purchase, and such Advisory Contract will be in full force and effect between the Company and such Advisory Client (and will not have been breached) after giving effect to the Closing; and

(b) With respect to an Advisory Contract with a Wrap Program sponsor or an underlying investor participating in such Wrap Program, that the Company or AS Management, as applicable, shall have obtained in the manner provided for in Section 8.8 (x) the written consent of the sponsor of such Wrap Program to the deemed assignment of the master Advisory Contract between the Company or AS Management (as applicable) and such sponsor as a result of the Purchase and (y) with respect to the underlying investors in such Wrap Program that are not UMA Participants, the written consent or, solely if permitted by the terms of Section 8.8(d)(i) hereof (and then in accordance with the requirements of such Section 8.8(d)(i)) the “negative” consent of each underlying investor in such Wrap Program and both such master Advisory Contract with such Wrap Program sponsor and each such Advisory Contract between the Company or AS Management, as applicable, and an underlying investor in such Wrap Program other than a UMA Participant will be in full force and effect (and will not have been breached) after giving effect to the Closing (provided that, in the event that the consent of the Wrap Program sponsor described in clause (x) has been obtained but less than all of the consents of underlying investors in such Wrap Program which are not UMA Participants have been obtained as of a particular time of determination, then “Consent” shall be deemed to have been obtained as of such time of determination solely with respect to that pro-rata portion of the total Advisory Contract Value of the master Advisory Contract with such Wrap Program sponsor represented by those Advisory Contracts between the Company and AS Management, as applicable, and the underlying investors in such Wrap Program other than UMA Participants from whom such consent has been obtained at such time of determination);

(c) With respect to the Fund, that the Company or AS Management, as applicable, shall have obtained in the manner provided for in Section 8.8 and in accordance with the terms of the Fund Agreement as of the Closing Date and applicable Law the consent to the deemed assignment of the Fund Agreement as a result of the Purchase, and such Fund Agreement will be in full force and effect (and will not have been breached) after giving effect to the Closing.

Notwithstanding the foregoing, no Advisory Client shall be deemed to have given its Consent (including for purposes of calculating the Consent Adjustment Payment under this Agreement, as applicable) if such Advisory Client has (A) expressed in writing an intent to terminate (and not subsequently withdrawn in writing such statement of intention), or has terminated, its investment relationship with the Company or any of its Subsidiaries, or (B) otherwise objected in writing to the Purchase (and not subsequently withdrawn in writing such objection).

For the avoidance of doubt, the Consent of any Advisory Client who is a UMA Participant shall not be required for purposes of any determination of whether a Consent is required or received pursuant to this Agreement.

“Consent Adjustment Payment” means the lesser of (a) that dollar amount equal to the product of (i) the quotient (expressed as a decimal) consisting of (A) the Advisory Contract Value of all Delayed Consent Contracts as of the Closing or the Consent Adjustment Date (whichever is lesser), divided by (B) the Base Fees, multiplied by (ii) $68,600,000; or (b) the Consent Shortfall Amount.

“Consent Shortfall Amount” means, if as of the time of delivery of the Pre-Closing Statement, the Advisory Contract Value (as of the Closing Date) of the

Advisory Contracts with respect to which the Company has obtained Consents (that remain effective as of such time and as of the Closing) do not have an aggregate Advisory Contract Value (as of the Closing Date) consisting of at least 95% of the Base Fees, a reduction in the Purchase Price payable at Closing in an amount equal to the product of (x) $68,600,000 and (y) an amount (not to exceed 1.0) equal to 1.0 minus a fraction, the numerator of which is the sum of the Advisory Contract Values (as of the Closing Date) for which Consents have been duly obtained (as of the Closing Date), excluding Advisory Contract Values of Advisory Contracts with Related Advisory Clients, and the denominator of which is the Base Fees.

“Contemplated Transactions” means the transactions contemplated by the Transaction Documents.

“Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, franchise agreement, obligation, promise, undertaking, commitment or other binding arrangement (in each case, whether written or oral).

“Covered Persons” means: (a) any current or former member, officer, employee or consultant of the Company or any of its Subsidiaries; (b) any Subsidiary of the Company or holder of equity interests or securities (including securities convertible into or exchangeable for equity interests or securities) of the Company or any of its Subsidiaries (or Affiliate or family member or associate thereof); or (c) any Person in which the Company or any of its Subsidiaries holds Capital Stock (or securities convertible into or exchangeable for any such Capital Stock).

“Current Assets” means the consolidated current assets of the Company and its Subsidiaries, which current assets shall include only the line items set forth on Exhibit C under the heading “Current Assets” and no other assets.

“Current Liabilities” means the consolidated current liabilities of the Company and its Subsidiaries, which current liabilities shall include only the line items set forth on Exhibit C under the heading “Current Liabilities” and no other liabilities. For the avoidance of doubt, Current Liabilities shall include accruals for unpaid employee bonuses and any undistributed monthly profits distributions.

“Delayed Consent Contract” means any Advisory Contract that is in full force and effect as of the Consent Adjustment Date and that meets all of the following requirements:

(a) Such Advisory Contract also was in full force and effect immediately prior to the Closing;

(b) Such Advisory Contract, either by its terms or under applicable Laws (or otherwise pursuant to Section 8.8 of this Agreement), (A) required the written consent of the Advisory Client party thereto to the deemed assignment of such Advisory Contract resulting from the Purchase, in the case of an Advisory Contract with an Advisory Client described in Section 8.8(a)(i) of this Agreement, (B) required the consent of the Advisory Client party thereto to the deemed assignment of such Advisory Contract resulting from the Purchase, in the case of an Advisory Contract with an Advisory Client described in Section 8.8 of this Agreement, or (C) required the written waiver of the Advisory Client party thereto of those provisions of such Advisory Contract that would otherwise result in such Advisory Contract terminating automatically (or give rise to an Advisory Client termination right thereunder) as a result of the Purchase, in the case of an Advisory Contract with an Advisory Client described in Section 8.8(a)(ii) of this Agreement;

(c) The consent of the Advisory Client party thereto was not obtained in accordance with Section 8.8 prior to the delivery of the Pre-Closing Statement but either (i) such consent has been obtained in accordance with Section 8.8 on or prior to the Consent Adjustment Date and remains in full force and effect as of the Consent Adjustment Date, or (ii) a new Advisory Contract that replaces such Advisory Contract has been entered into and remains in full force and effect as of the Consent Adjustment Date with no unsatisfied consent requirement and in each case the Advisory Client party to such Advisory Contract has continuously accepted Investment Management Services from the Company or any of its Subsidiaries from and after the Closing until the Consent Adjustment Date; and

(d) Such Advisory Contract was specifically identified in the updated Schedule 6.21(a) delivered by the Company at the Closing as being a potential Delayed Consent Contract.

“Designated Accounts” means such accounts of Sellers, with proper wire transfer instructions for such accounts, as the Representative shall provide to the Buyer in writing not less than three (3) Business Days prior to any date on which a payment is to be made by the Buyer to the Sellers hereunder.

“Disclosure Schedules” means the disclosure schedules, dated as of the date hereof, accompanying this Agreement.

“DOL” means the U.S. Department of Labor.

“EBITDA of the Company and its Subsidiaries” means, for any period, Net Income for such period, plus (to the extent Net Income has been reduced thereby) (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period net of interest income, (ii) income Tax expense for such period net of Tax refunds, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) all amounts attributable to investment expense net of investment income, (v) all amounts attributable to the Transaction Expenses, (vi) the compensation expense incurred following the consummation of the Transaction associated with hiring one new employee with an annualized salary not to exceed $50,000 to support Buyer’s SEC filing requirements, (vii) any one-time Losses incurred by the Company or its Subsidiaries to the extent the Company is indemnified by the Sellers in accordance with the terms of this Agreement and (viii) any one-time extraordinary non-cash charge for such period minus (b) without duplication and to the extent included in Net Income, any extraordinary non-cash gain and or non-cash item of income for such period. For purposes of determining EBITDA of the Company and its Subsidiaries for the Fiscal Year 2010, bonus compensation in respect of the employees and members of the Company and its Subsidiaries shall be deemed to be an amount equal to 30% of EBITDA (as defined in the Second Amended and Restated Operating Agreement) for the twelve month period ended December 31, 2010. The calculation of Net Income will be unaffected by the accounting practices and polices of the Buyer to the extent inconsistent with the foregoing.

“Employee Taxes” means (i) the employee’s share of amounts required to be withheld and paid over to the IRS with respect to wages (within the meaning of Section 3121 of the Code) under the Federal Insurance Contributions Act, the Federal Unemployment Tax Act and any similar state or local Tax regimes, including state unemployment Taxes and (ii) federal, state, or local income Taxes required to be withheld and paid over to the IRS with respect to wages (within the meaning of Section 3401 of the Code) under Section 3402 of the Code and any similar state or local Tax regimes.

“Employer Payroll Taxes” means the employer’s share of amounts required to be withheld and paid over to the IRS with respect to wages (within the meaning of Section 3121 of the Code) under the Federal Insurance Contributions Act, the Federal Unemployment Tax Act and any similar state or local Tax regimes, including state unemployment Taxes.

“Enforceability Exceptions” means (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and (b) general principles of equity.

“Environmental Law” means any Law, Order or any Contract with any Governmental Authority, relating to (a) the environment, (b) the protection of human health and safety, or (c) the regulation or remediation of Hazardous Substances.

“Environmental License” means any License relating to or required by any Environmental Law in connection with the business of the Company or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity that, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 414 of the Code or as a member of a controlled group (within the meaning of Section 4001 of ERISA).

“Fund” means Atalanta Variable Fund, a limited partnership organized under the laws of the State of New York.

“Fund Agreement” means, with respect to the Fund, the limited partnership agreement, operating agreement and/or other governing or organizational documents for the Fund.

“Fundamental Representations” means, collectively, the Company Fundamental Representations and the Seller Fundamental Representations.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means: (a) any federal, state, local, foreign or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

“Hazardous Substance” means: (a) any pollutant, contaminant, waste or chemical; (b) any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material; or (c) any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Immediate Family Member” means, with respect to any natural Person, (a) such Person’s spouse, parents, grandparents, children, grandchildren and siblings, (b) such Person’s former spouse(s) and the current spouses of such Person’s children, grandchildren and siblings, and (c) estates, trusts, partnerships and other entities of which a material portion of the interests are held directly or indirectly by the foregoing.

“Indebtedness” means: (a) any indebtedness or other obligation of the Company or any of its Subsidiaries for borrowed money, whether current, short-term or long-term and whether secured or unsecured; (b) any indebtedness of the Company or any of its Subsidiaries evidenced by any note, bond, debenture or other security or similar instrument; (c) any liabilities of the Company or any of its Subsidiaries with respect to interest rate or currency swaps, collars, caps and similar hedging obligations; (d) any liabilities of the Company or any of its Subsidiaries for the deferred purchase price of property or other assets (including any “earn-out” or similar payments); (e) any liabilities of the Company or any of its Subsidiaries in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases; (f) any liabilities of the Company or any of its Subsidiaries under any performance bond or letter of credit or any bank overdrafts and similar charges; (g) any accrued interest, premiums, penalties and other obligations relating to the foregoing; and (h) any indebtedness referred to in clauses (a) through (g) above of any Person that is either guaranteed (including under any “keep well” or similar arrangement) by, or secured

(including under any letter of credit, banker’s acceptance or similar credit transaction) by any Lien upon any property or asset owned by, the Company or any of its Subsidiaries. Indebtedness shall also include accrued interest and any pre-payment penalties, “breakage costs,” redemption fees, costs and expenses or premiums and other amounts owing pursuant to the instruments evidencing Indebtedness, assuming that such Indebtedness is repaid on the Closing Date.

“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (a) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (b) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (c) copyrights, mask works and designs; (d) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; (e) computer software programs, including all source code, object code, specifications, designs and documentation related thereto; and (f) domain names, Internet addresses and other computer identifiers.

“Interest Expense” means, with reference to any period, the interest expense (including that attributable to Capital Lease Obligations) of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries, calculated on a consolidated basis for the Company and its Subsidiaries for such period in accordance with GAAP.

“Investment Management Services” means any services which involve all or any of the following: (a) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds) for compensation, (b) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds) for compensation or (c) otherwise acting as an “investment adviser” within the meaning of the Advisers Act, and performing activities related or incidental thereto.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, (a) when used in reference to the Company, the knowledge of Martin T. Sosnoff, Craig B. Steinberg and Kevin S. Kelly, in each case, after reasonable inquiry; (b) when used in reference to any Seller that is a natural person, the knowledge of such Seller, after reasonable inquiry; (c) when used in reference to any Seller that is not a natural person, the knowledge of its directors and officers, in each case, after reasonable inquiry; (d) when used in reference to the Buyer, the knowledge of Ralph Schlosstein, Robert B. Walsh and Ciara A. Burnham, in each case, after reasonable inquiry; and (e) when used in reference to Sosnoff, the knowledge of Sosnoff, after reasonable inquiry.

“Labor Laws” means any Laws relating to employment, employment standards, employment of minors, employment discrimination, health and safety, labor relations, withholding, wages, hours, workplace safety and insurance or pay equity including employment related provisions of the Immigration and Nationality Act.

“Law” means any law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority.

“Liability” means any liability, debt, obligation, loss, damage, claim, cost or expense (including costs of investigation and defense and attorney’s fees, costs and expenses), in each case, whether direct or indirect and whether accrued or contingent.

“License” means any license, permit, certificate, approval, consent, registration or similar authorization of any Governmental Authority.

“Lien” means any lien, mortgage, deed of trust, deed to secure debt, pledge, charge, security interest, and in the case of real property, includes any easement, restriction, covenant, condition, title default, encroachment or other survey defect, option or other encumbrance.

“Losses” means any Liability (other than Liabilities to the extent arising from any special or unique circumstances relating to the Indemnified Party of which the Indemnifying Party could not reasonably foresee), or diminution of value, whether or not involving a third party claim, provided, however, in no event shall Losses include punitive damages (except to the extent payable by an Indemnified Party to a third party).

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or together with any one or more changes, effects, events, occurrences, states of fact or developments, has had or would be reasonably expected to have a material adverse effect on the assets, properties, business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to: (a) general, regulatory, social and political conditions and conditions affecting the U.S. economy as a whole; (b) earthquakes or other natural disasters; (c) the commencement, continuation or escalation of a war, civil unrest, material armed hostilities or other material international or national calamity or act of terrorism; (d) any change after the date hereof in Law, rule, regulations, orders, treaties, or other binding directive issued by a Governmental Authority or any accounting principles; (e) changes after the date hereof affecting capital market conditions in the U.S. or conditions in the global capital markets; (f) changes in the Investment Management Services industry in general; (g) a reduction in the Advisory Contract Value in and of itself and not resulting from any action taken in breach of this Agreement or (h) arising out of the parties’ compliance with the terms of, or the taking of any action required by, this Agreement or the Transaction Documents or the public announcement of the transactions contemplated herein or therein which, in the case of any of the foregoing clauses (a) through (f) does not constitute a disproportionate affect on the Company or any of its Subsidiaries relative to other companies in the industries in which they operate.

“MTS Holding Corp.” means MTS Holding Corp., a Delaware corporation.

“Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (i) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or any of its Subsidiaries or is merged into or consolidated with the Company or any of its Subsidiaries, (ii) the income (or deficit) of any Person (other than a wholly-owned Subsidiary of the Company or any of its Subsidiaries) in which the Company or any of its Subsidiaries has an ownership interest, including the Fund, except to the extent that any such income is actually received by the Company and any of its Subsidiaries in the form of dividends or similar distributions.

“Net Working Capital” means Current Assets, minus Current Liabilities (excluding Transaction Expenses to be paid at Closing), each calculated immediately before, and without giving effect to, the Closing.

“Net Working Capital Adjustment Amount” means an amount equal to forty-nine percent (49%) of an amount equal to Net Working Capital minus $1,125,000, expressed as a positive number, if positive, and as a negative number, if negative.

“New Members” shall mean Craig B. Steinberg, John P. McMullan, Robert F. Ruland, and Kevin S. Kelly.

“NYSE” means the New York Stock Exchange.

“Order” means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Authority.

“Organizational Document” means, with respect to any Person that is not a natural person, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents of such Person.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation.

“Permitted Liens” means: (a) Liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith and for which appropriate reserves have been established on the Financial Statements in accordance with the GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested in good faith and for which appropriate reserves have been established on the Financial Statements in accordance with the GAAP; (c) zoning, entitlement, building and other land use Liens applicable to the Real Property which are not violated by the current use, occupancy or operation of the Real Property;

(d) covenants, conditions, restrictions, easements and other non-monetary Liens affecting title to any Real Property which do not and would not reasonably be expected to, individually or in the aggregate, materially impair the value, current use, occupancy or operation of such Real Property; (e) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws; and (f) Liens on goods in transit incurred pursuant to documentary letters of credit.

“Person” means any natural person, business, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, joint venture, business enterprise, trust or other legal entity, including any Governmental Authority.

“Pre-Closing Tax Period” means (a) any Tax period (or portion thereof) ending on or before the Closing Date, and (b) with respect to any Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period that ends on the Closing Date.

“Purchase” shall mean the purchase and sale of the Purchased Interests contemplated by Section 2.1 of this Agreement.

“Purchase Price Percentage” means, with respect to each Seller, the percentage set forth opposite such Seller’s name on Schedule I hereto under the heading “Purchase Price Percentage.”

“Registration Rights Agreement” means the Registration Rights Agreement by and among the Buyer and the Sellers in the form attached as Exhibit D.

“Representative” means the Initial Representative or any successor representative of the Sellers and Sosnoff appointed in accordance with the terms of this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Seller Fundamental Representations” means, collectively, the representations and warranties of each Seller set forth Sections 4.1 (Corporate Organization), 4.2 (Due Authorization), 4.6 (Title to Interests), 4.7 (Investment Purpose) and 4.8 (Brokers), and the representations and warranties of Sosnoff set forth in Sections 5.1 (Due Authorization), 5.2 (No Conflict), the last sentence of Section 5.4 (Litigation), 5.5 (Capitalization), 5.6 (Investment Purpose) and 5.7 (Brokers).

“Series A Capital Interests” means the Series A-1 Capital Interests and the Series A-2 Capital Interests.

“Subsidiary” means, with respect to any specified Person, any entity of which the specified Person (either alone or through or together with any other Subsidiary of such specified Person) (a) owns, directly or indirectly, more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such entity, or (b) controls the management.

“Tax” means (a) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (b) any and all liability for the payment of any items described in clause (a) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group) and (c) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other Person, or any successor or transferee liability, in respect of any items described in clause (a) or (b) above.

“Tax Return” means any report, return, declaration, claim for refund, election, disclosure, estimate, information report or return or statement required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Transaction Documents” means this Agreement, the First Amended and Restated Operating Agreement, the Second Amended and Restated Operating Agreement, the Services Agreements and the Registration Rights Agreement.

“Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by the Company or any of its Subsidiaries, in each case in connection with the Contemplated Transactions (whether incurred prior to or after the date hereof) and not paid prior to the Closing, including: (a) any brokerage fees, costs and expenses, commissions, finders’ fees, costs and expenses or financial advisory fees, costs and expenses; (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers; (c) any fees, costs and expenses or payments of the Company or any of its Affiliates related to any transaction bonus, discretionary bonus, change-of-control payment, phantom equity payout, “stay-put” or other compensatory payments made to any employee of the Company or any of its Affiliates as a result of the execution of this Agreement or in connection with the transactions contemplated by this Agreement (other than the issuance of Interests to the New Members in the Recapitalization); and (d) any other fees, costs and expenses or payments resulting from the change of control of the Company or any of its Subsidiaries or otherwise payable in connection with receipt of any consent or approval required under the Advisory Contracts in connection with the Purchase.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“UMA Participants” shall mean the underlying investors participating in those Wrap Programs (or portions thereof) set forth on Schedule 6.21(b), to the extent that such Wrap Programs are so-called “model portfolio” arrangements under which (x) the Company’s or AS Management’s, as applicable, obligations pursuant to the master Advisory Contract with the sponsor of such Wrap Program consist of the provision of the Company’s or AS Management’s, as applicable, investment model or model investment portfolio to such sponsor or an overlay manager (other than the Company, AS Management or any of their Affiliates) on a periodic basis and (y) neither the Company nor AS Management provides tailored investment advice to, or based on the individual circumstances of, such underlying investors participating in such Wrap Program, or exercises discretion to select securities (other than through development of a model portfolio) for the underlying investors in such Wrap Program.

“WARN Act” means the Worker Adjustment and Retraining Notification Act (29 USC § 2101 et seq.).

“Wrap Program” shall have the meaning set forth in Rule 204-3(g)(4) under the Advisers Act.

1.2 Other Capitalized Terms. The following terms shall have the meanings specified in the indicated section of this Agreement.

Term	Section
Accounting Firm	2.3(a)(ii)
Agreement	Preamble
Allocation Schedule	2.5
Audited Balance Sheet	6.8
Audited Financial Statements	6.8
Base Date	6.21(a)
Benefit Plan	6.17(a)
Buyer	Preamble
Buyer Indemnified Parties	13.2
Cap	13.6(a)
Class B Common Stock	7.5(a)
Closing	3.1
Closing Date	3.1
Closing Statement	2.3(a)(i)
Closing Transaction Expenses	2.2(a)
Company	Preamble
Company Intellectual Property	6.13(a)
Company Plans	6.17(a)
Confidentiality Agreement	8.2
Consent Adjustment Calculation	2.3(b)

Term	Section
Consent Adjustment Date	2.3(b)
Consent Adjustment Objections Statement	2.3(b)(i)
Contest	9.4(a)
Contingent Payment	2.4(a)
Deductible Amount	13.6(a)
Dispute	2.3(a)(ii)
Disputed Items	2.4(f)
Earn-Out Schedule	2.4(b)(ii)
EBITDA Period	2.4(a)
Eleven Months	2.4(b)
ERISA Advisory Client	6.21(d)
ERISA Affiliate Plans	6.17(a)
Estimated Net Working Capital Adjustment Amount	2.2(a)
Expiration Date	13.1
Final Net Working Capital Adjustment Amount	2.3(a)(iv)
Financial Statements	6.8
First Amended and Restated Operating Agreement	Recitals
Fund	6.21(h)
Fund Amendment	8.18
Indemnified Party	13.8(a)
Indemnifying Party	13.8(a)
Initial Representative	Preamble
Interests	Recitals
Interim Financial Statements	6.8
IP Licenses	6.13(c)
Latest Balance Sheet	6.8
Leases	6.14
Licensed Intellectual Property	6.13(a)
Licenses	6.22(b)
LPA	8.18
Material Adverse Effect	10.1
Material Contracts	6.12(a)
MOC	1.1(b)
MTS Liquidation	Recitals
Multiemployer Plan	6.17(d)
Objections Statement	2.3(a)(ii)
Owned Intellectual Property	6.13(a)
Personal Information	6.13(g)
Post-Closing Dispute	2.3(b)(i)
Pre-Closing Statement	2.2(a)
Pre-Closing Taxes	9.2(a)
Preferred Stock	7.5(a)
Privacy Policy	6.13(g)
Projected Contingent Payment	2.4(b)
Purchase Price	2.1(a)

Term	Section
Purchased Interests	2.1(a)
QPAM	6.21(d)
QPAM Exemption	6.21(d)
Recapitalization	Preamble
Related Advisory Client	6.21(a)(i)
Release Date	13.1
Restricted Person	8.4(a)
Restricted Stock	7.5(a)
Restrictive Covenants	8.4(c)
RSUs	7.5(a)
Second Amended and Restated Operating Agreement	Recitals
Seller	Preamble
Seller Indemnified Parties	13.5
Sellers	Preamble
Series A-1 Capital Interests	Recitals
Series A-2 Capital Interests	Recitals
Series B Capital Interests	Recitals
Series C Profits Interests	Recitals
Services Agreements	Recitals
Single Employer Plan	6.17(d)
Sosnoff	Preamble
Tax Indemnified Buyer Parties	9.2(a)
Tax Loss	9.2(a)
Tax Losses	9.2(a)
Tax Sharing Agreements	6.11(e)
Termination Date	12.1(d)
Third Party Claim	13.8(a)
Update Schedule	8.19

1.3 Interpretive Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean U.S. dollars;

(d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(j) the word “or” shall be disjunctive but not exclusive;

(k) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(l) references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any Contract listed on any schedule hereto, all such amendments, supplements or modifications must also be listed on such schedule;

(m) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement; and

(n) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

ARTICLE II

PURCHASE AND SALE OF INTERESTS

2.1 Purchase and Sale of Interests.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, in exchange for aggregate consideration consisting of, subject to adjustment pursuant to Section 2.3 and Section 2.4, an amount, in cash, equal to

(A) $68,600,000 reduced by (B) the Consent Shortfall Amount, if any, increased by (C) the Estimated Net Working Capital Adjustment Amount, if such amount is a positive number, reduced by (D) the absolute value of the Estimated Net Working Capital Adjustment Amount, if the Estimated Net Working Capital Adjustment Amount is a negative number and reduced by (E) the Transaction Expenses (as so adjusted, the “Purchase Price”) each Seller shall sell, assign, transfer and convey to the Buyer, free and clear of any Liens, all of the Series A-1 Capital Interests held by such Seller as set forth opposite such Seller’s name on Schedule I hereto (the “Purchased Interests”).

(b) Subject to Section 9.9, the Purchase Price shall be paid at Closing to the Sellers pro rata based on their respective Purchase Price Percentages to the Designated Accounts in accordance with Section 3.2(b)(i).

2.2 Calculation of the Purchase Price.

(a) Pre-Closing Statement and Transaction Expenses. Not fewer than three Business Days prior to the anticipated Closing Date, the Company shall deliver to the Buyer a certificate executed by an executive officer of the Company (the “Pre-Closing Statement”) setting forth the Company’s good faith estimates of (A) the Transaction Expenses, (B) Net Working Capital and (C) the Net Working Capital Adjustment Amount (clause (C) being the “Estimated Net Working Capital Adjustment Amount”), and (D) the Consent Shortfall Amount, if any, together with supporting documentation for such estimates and any additional information reasonably requested by the Buyer. Concurrently with the delivery of the Pre-Closing Statement, the Representative shall deliver to the Buyer final invoices with respect to all Transaction Expenses to be paid by the Company or any of its Subsidiaries at the Closing (the “Closing Transaction Expenses”). The Pre-Closing Statement shall be prepared in consultation with and reviewed by the Buyer and shall be reasonably acceptable to the Buyer. In the event that the Buyer objects to or disputes the Pre-Closing Statement, the Company and the Buyer shall each make a good faith effort to resolve such objection or dispute prior to the Closing.

2.3 Post-Closing Purchase Price Adjustments.

(a) Working Capital Adjustment.

(i) Closing Statement. Within 90 days following the Closing Date, the Buyer shall prepare and deliver to the Representative a certificate executed by an executive officer of the Buyer (the “Closing Statement”) setting forth the Buyer’s determination of (i) Net Working Capital and (ii) the Net Working Capital Adjustment Amount. Following delivery of the Closing Statement, the Buyer shall provide the Representative with any supporting documentation for and the work papers related to the Closing Statement that the Representative may reasonably request and reasonable access during normal business hours to the personnel, properties, books and records of the Company and its Subsidiaries to the extent reasonably necessary to review the Closing Statement.

(ii) Dispute Resolution. Within 45 days after the Representative’s receipt of the Closing Statement, the Representative shall deliver to the Buyer a written statement either accepting the Closing Statement or specifying any objections thereto in reasonable detail (an “Objections Statement”). If the Representative does not deliver an Objections Statement within such 45-day period, then the Closing Statement shall become final and binding upon all parties. If the Representative does deliver an Objections Statement within such 45-day period, then the Representative and the Buyer shall negotiate in good faith for 15 days following the Buyer’s receipt of such Objections Statement to resolve such objections (any unresolved objection, a “Dispute”). After such 15-day period, any item or matter set forth in the Closing Statement that is not a Dispute shall become final and binding upon all parties. If the Buyer and the Representative are unable to resolve all objections during such 15-day period, then any remaining Disputes, and only such remaining Disputes, shall be resolved by a nationally recognized accounting firm upon which the Buyer and the Representative shall reasonably agree (the “Accounting Firm”). The Accounting Firm shall be instructed to resolve any such remaining Disputes in accordance with the terms of this Agreement within 30 days after its appointment. The resolution of such Disputes by the Accounting Firm (i) shall be set forth in writing, (ii) shall be within the range of dispute between the Buyer and the Representative, (iii) shall constitute an arbitral award, and (iv) shall be conclusive and binding upon all the parties upon which a judgment may be rendered by a court having proper jurisdiction thereover. Upon delivery of such resolution, the Closing Statement, as modified in accordance with such resolution, shall become final and binding upon all parties.

(iii) Fees and Expenses of Accounting Firm. The fees, costs and expenses of the Accounting Firm shall be allocated between the Buyer, on the one hand, and the Sellers, on the other hand, based upon the percentage which the portion of the Disputes not awarded to each party bears to the amount actually contested by such party. For example, if the Representative claims that the appropriate adjustments are $1,000 greater than the amount determined by the Buyer and if the Accounting Firm ultimately resolves the Dispute by awarding to the Representative $300 of the $1,000 contested, then the fees, costs and expenses of the Accounting Firm will be allocated 30% (i.e., $300 ÷ $1,000) to the Buyer and 70% (i.e., $700 ÷ $1,000) to the Sellers.

(iv) Final Net Working Capital Adjustment Amount. As used herein, “Final Net Working Capital Adjustment Amount” means (i) if the Representative fails to deliver an Objections Statement in accordance with Section 2.3(a)(ii), the Net Working Capital Adjustment Amount as set forth in the Closing Statement, or (ii) if the Net Working Capital Adjustment Amount is resolved by resolution of the Buyer and the Representative or by submission of any remaining Disputes to the Accounting Firm, as contemplated by Section 2.3(a)(ii), the Net Working Capital Adjustment Amount as so resolved. If the Final Net Working Capital Adjustment Amount is greater than the Estimated Net Working Capital Adjustment Amount, then the Buyer shall promptly (but in any event within five Business Days following the determination of the Final Net Working Capital Adjustment Amount) deliver to the Sellers pro rata based on their respective Purchase Price Percentages to the Designated Accounts, the amount of such excess by wire transfer of immediately available funds. If the Final Net Working Capital Adjustment Amount is less than the Estimated Net Working Capital Adjustment Amount, then the Sellers shall promptly (but in any event within five Business Days following the determination of the Final Net Working Capital Adjustment Amount) deliver to the Buyer, the amount of such shortfall by wire transfer of immediately available funds to one or more accounts designated by the Buyer in writing.

(b) Adjustment to Consent Shortfall Amount. In the event that the Consent Shortfall Amount is greater than $0, promptly (and in any event within twenty (20) Business Days) following the date which is one hundred twenty (120) days after the Closing Date (the “Consent Adjustment Date”), the Buyer shall deliver to the Representative the calculation of the Consent Adjustment Payment (if any) in reasonable detail (the “Consent Adjustment Calculation”). Following delivery of the Consent Adjustment Calculation, the Buyer shall provide the Representative with any supporting documentation for the Consent Adjustment Calculation that the Representative may reasonably request and reasonable access during normal business hours to the personnel, properties, books and records of the Company and its Subsidiaries to the extent reasonably necessary to review the Consent Adjustment Calculation.

(i) Dispute Resolution. Within 30 days after the Representative’s receipt of the Consent Adjustment Calculation, the Representative shall deliver to the Buyer a written statement either accepting the Consent Adjustment Calculation or specifying any objections thereto in reasonable detail (a “Consent Adjustment Objections Statement”). If the Representative does not deliver a Consent Adjustment Objections Statement within such 30-day period, then the Consent Adjustment Calculation shall become final and binding upon all parties. If the Representative does deliver a Consent Adjustment Objections Statement within such 30-day period, then the Representative and the Buyer shall negotiate in good faith for 15 days following the Buyer’s receipt of such Consent Adjustment Objections Statement to resolve such objections (any unresolved objection, a “Post-Closing Dispute”). After such 15-day period, any item or matter set forth in the Consent Adjustment Calculation that is not a Post-Closing Dispute shall become final and binding upon all parties. If the Buyer and the Representative are unable to resolve all objections during such 15-day period, then any remaining Post-Closing Disputes, and only such remaining Post-Closing Disputes, shall be resolved by the Accounting Firm. The Accounting Firm shall be instructed to resolve any such remaining Post-Closing Disputes in accordance with the terms of this Agreement within 30 days after its appointment. The resolution of such Post-Closing Disputes by the Accounting Firm (i) shall be set forth in writing, (ii) shall be within the range of dispute between the Buyer and the Representative, (iii) shall constitute an arbitral award, and (iv) shall be conclusive and binding upon all the parties upon which a judgment may be rendered by a court having proper jurisdiction thereover. Upon delivery of such resolution, the Consent Adjustment Calculation, as modified in accordance with such resolution, shall become final and binding upon all parties.

(ii) Fees and Expenses of Accounting Firm. The fees, costs and expenses of the Accounting Firm shall be shared in the same manner as is set forth in Section 2.3(a)(iii).

(iii) Consent Adjustment Payment. The Buyer shall deliver the amount of the Consent Adjustment Payment to each Seller pro rata based on their respective Purchase Price Percentages within fifteen (15) Business Days of the date that such amount becomes final and binding by wire transfer of immediately available funds to the Designated Accounts.

(c) All payments made pursuant to this Section 2.3 and Section 2.4 shall be treated by all parties for tax purposes as adjustments to the Purchase Price.

2.4 Contingent Payment to Purchase Price.

(a) Contingent Payment. In addition to the Purchase Price payable at Closing, the Sellers, in accordance with their respective Purchase Price Percentages, shall be entitled to payment from the Buyer in an aggregate amount, if any, determined in accordance with this Section 2.4 (such aggregate payment is referred to herein as the “Contingent Payment”). For the 12-month period ending December 31, 2010 (the “EBITDA Period”), if the EBITDA of the Company and its Subsidiaries is:

(i) less than $17,000,000, the Contingent Payment shall be zero;

(ii) greater than $17,000,000 but less than $19,500,000, the Contingent Payment shall be an amount equal to the product of (x) $14,700,000 and (y) a fraction, the numerator of which is EBITDA of the Company and its Subsidiaries for the EBITDA Period minus $17,000,000 and the denominator of which is $2,500,000; or

(iii) equal to or greater than $19,500,000, the Contingent Payment shall be an amount equal to (x) $14,700,000 plus (y) the Consent Shortfall Amount, if any, reduced by the Consent Adjustment Payment, if any.

(b) Earn-Out Schedule.

(i) As soon as practicable following November 30, 2010, but in no event later than December 15, 2010, the Buyer shall deliver to the Representative (i) an unaudited statement of operations of the Company and its Subsidiaries for the period from January 1, 2010 through November 30, 2010 (the “Eleven Months”), and (ii) a reasonably detailed schedule of the Buyer setting forth the computation of EBITDA of the Company and its Subsidiaries for the Eleven Months and an estimate of EBITDA of the Company and its Subsidiaries for the EBITDA Period and the projected Contingent Payment (the “Projected Contingent Payment”) or, if there is no Contingent Payment to be made, stating that no Contingent Payment is to be made. On or before December 31, 2010, the Buyer shall deliver an amount equal to eighty percent (80%) of the Projected Contingent Payment, which amount shall be payable 50% in cash and 50% by the delivery of shares of Buyer Common Stock (the number of shares to be determined based on the Buyer Common Stock Value), to each Seller in accordance with their respective Purchase Price Percentages by wire transfer of immediately available funds to the Designated Accounts. The Sellers shall not transfer or encumber any of such shares of Buyer Common Stock until after the final determination of the Contingent Payment under Section 2.4(f).

(ii) No later than 90 days following the EBITDA Period, the Buyer shall deliver to the Representative (i) an unaudited statement of operations of the Company and its Subsidiaries for the EBITDA Period and (ii) a reasonably detailed schedule certified by the chief financial officer of the Buyer (the “Earn-Out Schedule”) setting forth the computation of EBITDA of the Company and its Subsidiaries for the EBITDA Period and the resulting Contingent Payment or, if there is no Contingent Payment to be made, stating that no Contingent Payment is to be made.

(c) Objection to Earn-Out Schedule. Unless the Representative, within 30 days after receipt of the Earn-Out Schedule, gives the Buyer a notice objecting thereto and specifying, in reasonable detail, the basis for each such objection and the amount in dispute (if then known or quantifiable), the Earn-Out Schedule and the Contingent Payment, if any, resulting therefrom shall be final and binding upon the Buyer and the Sellers. Any disputes concerning such Earn-Out Schedule will be resolved pursuant to Section 2.4(e) or 2.4(f). If a timely notice of dispute of the Earn-Out Schedule is received by the Buyer, then such Earn-Out Schedule for the EBITDA Period (as revised in accordance with clause (1) or (2) below) shall become final and binding upon the parties on the earlier of the date (1) the Representative and the Buyer resolve in writing any differences they have with respect to any matter specified in the notice of dispute, or (2) any matters in dispute are finally resolved in writing by the Accounting Firm.

(d) Payment of Contingent Payments. If the Contingent Payment as finally determined is greater than the portion of the Projected Contingent Payment paid under Section 2.4(b)(i), the Buyer shall deliver the amount equal to the Contingent Payment minus the portion of the Projected Contingent Payment paid under Section 2.4(b)(i), which amount shall be payable 50% in cash and 50% by the delivery of shares of Buyer Common Stock (the number of shares to be determined based on the Buyer Common Stock Value), to each Seller in accordance with their respective Purchase Price Percentages within fifteen (15) Business Days of the date that such amount becomes final and binding by wire transfer of immediately available funds to the Designated Accounts. If the Contingent Payment is less than the portion of the Projected Contingent Payment paid under Section 2.4(b)(i), then the Sellers shall promptly (but in any event within five Business Days following the determination of the Contingent Payment) deliver to the Buyer, an amount equal to the Projected Contingent Payment minus the Contingent Payment 50% in cash by wire transfer of immediately available funds to one or more accounts designated by the Buyer in writing and 50% by the return of shares of Buyer Common Stock (valued at the Buyer Common Stock Value in effect when such shares were originally issued).

(e) Good Faith Efforts to Resolve Dispute. If the Representative has timely disputed any calculations shown in the Earn-Out Schedule, then during the 30 days immediately following the delivery of a notice of dispute, the Representative and the Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to any matter specified in the notice of dispute. If the parties are unable to resolve such dispute within such 30-day period, then such dispute shall be finally resolved in accordance with the procedures set forth in Section 2.4(f) by the Accounting Firm.

(f) Accountants. At the end of the 30-day period described in Section 2.4(e), the Representative and the Buyer shall submit to the Accounting Firm for review and resolution all matters remaining in dispute (and only such matters) and that were included in the applicable notice of dispute (the “Disputed Items”). The Buyer and the Representative shall instruct the Accounting Firm to review and resolve all of the Disputed Items. The Buyer and the Representative shall instruct the Accounting Firm to make a final determination of the Disputed Items in accordance with the guidelines and procedures set forth herein. The Buyer and the Representative shall cooperate with the Accounting Firm during the term of its engagement. The Accounting Firm shall be instructed to resolve any such remaining Disputed Items in accordance with the terms of this Section 2.4 within 30 days after its appointment. The resolution of such Disputed Items by the Accounting Firm (i) shall be set forth in writing, (ii) shall be within the range of dispute between the Buyer and the Representative, (iii) shall constitute an arbitral award, and (iv) shall be conclusive and binding upon all the parties upon which a judgment may be rendered by a court having proper jurisdiction thereover. Upon delivery of such resolution, the Earn-Out Schedule and the final Contingent Payment, as modified in accordance with such resolution, shall become final and binding upon all parties. The fees, costs and expenses of the Accounting Firm incurred pursuant to this Section 2.4 shall be shared by the Buyer, on the one hand, and the Sellers, on the other hand, in the same manner as is set forth in Section 2.3(a)(iii).

(g) Reasonable Access. From and after delivery of the Earn-Out Schedule through the resolution of the final Contingent Payment, if any, the Buyer shall afford to the Representative, its independent auditors, advisors and other representatives, reasonable access during normal business hours to the personnel, properties, books and records of the Company and its Subsidiaries to the extent relevant to the review of the Earn-Out Schedule contemplated by this Section 2.4.

2.5 Purchase Price Allocation. The Purchase Price shall be allocated among the assets of the Company in compliance Sections 743, 754, and 755 of the Code and the Treasury Regulations thereunder in accordance with the principles described in Schedule 2.5. The Buyer shall prepare and deliver to the Representative a schedule allocating the Purchase Price among the assets of the Company (the “Allocation Schedule”) within thirty (30) days after the date hereof, which Allocation Schedule shall be subject to the approval of the Representative, which shall not be unreasonably withheld or delayed. The Representative shall have a reasonable opportunity to review and comment on the Allocation Schedule before granting such approval. If the parties fail to agree on an acceptable allocation, the allocation shall be resolved in the manner described in Section 2.3(a)(ii). To the extent that any adjustments to the Purchase Price are made pursuant to Section 2.3 or payments are made pursuant to Section 2.4, the Allocation Schedule shall be amended to reflect such adjustments or payments (except for any portion of any payment treated as interest for income tax purposes) in a manner consistent with the allocation of the Purchase Price. Each of the Buyer, the Sellers, Sosnoff and the Company shall report the transactions contemplated by this Agreement in a manner consistent with the Allocation Schedule, as amended, for all Tax purposes and none of them shall take any position in any Tax Return that is inconsistent therewith unless otherwise required by applicable Law.

2.6 The Representative.

(a) Appointment of the Representative. Each Seller and Sosnoff hereby irrevocably appoints the Representative as the sole agent of the Sellers and Sosnoff to act on behalf of such Person regarding any matter relating to or arising under this Agreement and the transactions contemplated by this Agreement, including for the purposes of: (i) receiving any payments due from the Buyer that are required under the terms of this Agreement to be paid to the Sellers or Sosnoff and, where applicable, distributing such payments to the Sellers or Sosnoff, pro rata based on their respective Purchase Price Percentages; (ii) taking any action on behalf of the Sellers, any individual Seller or Sosnoff that may be necessary or desirable, as determined by the Representative in its sole discretion, in connection with the indemnification provisions set forth in Article IX or Article XIII and the amendment of this Agreement in accordance with Section 14.2; (iii) taking any action on behalf of the Sellers, any individual Seller or Sosnoff that may be necessary or desirable, as determined by the Representative in its sole discretion, in connection with negotiating or entering into settlements, resolutions and compromises with respect to the adjustments or payments contemplated by Sections 2.3 and 2.4; (iv) accepting notices on behalf of the Sellers, any individual Seller or Sosnoff in accordance with Section 14.4; (v) executing and delivering, on behalf of the Sellers, any individual Seller or Sosnoff, any notices, documents or certificates to be executed by the Sellers, any individual Seller or Sosnoff in connection with this Agreement and the transactions contemplated by this Agreement; and (vi) granting any consent or approval on behalf of the Sellers, any individual Seller or Sosnoff pursuant to this Agreement. As the representative of the Sellers, any individual Seller or Sosnoff under this Agreement and the transactions contemplated by this Agreement, the Representative shall act as the agent for each Seller and Sosnoff and shall have authority to bind each such Person in accordance with the terms hereof.

(b) Buyer Reliance. The Buyer may rely exclusively, without independent verification or investigation, upon all decisions, communications or writings made, given or executed by the Representative in connection with this Agreement and the transactions contemplated by this Agreement. The Buyer is entitled to deal exclusively with the Representative on all matters relating to this Agreement and the transactions contemplated by this Agreement. Any action taken or not taken or decisions, communications or writings made, given or executed by the Representative, for or on behalf of any Seller and Sosnoff, shall be deemed an action taken or not taken or decisions, communications or writings made, given or executed by such Person. Any notice or communication delivered by the Buyer to the Representative shall be deemed to have been delivered to all the Sellers and Sosnoff. The Buyer shall be entitled to disregard any decisions, communications or writings made, given or executed by any Seller or Sosnoff in connection with this Agreement and the transactions contemplated by this Agreement unless the same is made, given or executed by the Representative. For all purposes of this Agreement, the Buyer shall be entitled to regard and rely on all actions and decisions taken or made by Mr. Craig B. Steinberg as being the duly authorized actions and decisions of the Representative.

(c) Appointment as Attorney-in-Fact and Agent. Each Seller and Sosnoff hereby appoints the Representative as such Person’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, in such Person’s name, place and stead, in any and all capacities, in connection with this Agreement and the transactions contemplated by this Agreement, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the transactions contemplated by this Agreement as fully to all intents and purposes as such Person might or could do in person. Notwithstanding the foregoing, if a Seller is an individual signing this Agreement in the State of New York, this Section 2.6(c) shall not apply. In lieu of this Section 2.6(c), such Seller and Sosnoff has executed a separate power of attorney in the form attached as Exhibit E.

(d) Limitation on the Representative’s Liability. Other than in its capacity as a Seller hereunder and without limitation to its obligations under this Agreement wherein the Representative acts in a capacity as the Representative, the Representative shall have no liability to the Buyer for any default under this Agreement by any other Seller or Sosnoff. Except for fraud, criminal activity, gross negligence or willful misconduct on its part, the Representative shall have no liability to any other Seller or Sosnoff under this Agreement for any act or omission by the Representative on behalf of the other Sellers or Sosnoff.

(e) Retention of Counsel. The Representative shall be entitled to retain counsel and to incur such fees, costs and expenses as the Representative deems to be necessary or appropriate in connection with the performance of its obligations under this Agreement. The Representative shall be reimbursed for all such fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) by the Sellers and Sosnoff.

(f) Survival. All of the immunities and powers granted to the Representative under this Agreement shall survive the Closing or any termination of this Agreement. The grant of authority provided for herein is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy, dissolution, winding up or liquidation of any of the Sellers and Sosnoff.

(g) Limitation on the Buyer’s Liability. Notwithstanding anything to the contrary set forth herein, the Buyer shall not be liable for any Loss to any

Person, including any Seller or Sosnoff, for any action taken or not taken by the Representative or for any act or omission taken or not taken in reliance upon the actions taken or not taken or decisions, communications or writings made, given or executed by the Representative, including any failure of the Representative to distribute, or to distribute or sub divide in the correct amounts, any payments made to the Representative by the Buyer for distribution to any Seller or Sosnoff, among the Sellers, Sosnoff or any other Person; it being understood that that once the Buyer has made such a payment to the Representative for distribution to any Seller, among the Sellers, Sosnoff or to such other Person, such payment shall constitute a complete discharge of the relevant payment obligation of the Buyer.

(h) Replacement of the Representative. The Representative may be removed by action of the Sellers and Sosnoff and such removal shall be effective upon written notice to the Representative and the Buyer. If the Representative (i) is removed by the Sellers or Sosnoff, (ii) dies or terminates its legal existence (if not an individual), (iii) becomes legally incapacitated, or (iv) resigns from its position as Representative, then the Sellers and Sosnoff shall, as promptly as practicable thereafter, appoint a replacement Representative, which replacement Representative shall be reasonably acceptable to the Buyer. Such appointment shall be effective upon delivery of at least two Business Days prior written notice to the Buyer and, thereafter, the replacement Representative shall be deemed to be the Representative for all purposes of this Agreement. Any obligation of the Buyer to take any action in respect of the Representative shall be suspended during any period that the position of Representative is vacant.

ARTICLE III

THE CLOSING

3.1 Closing; Closing Date. The closing of the sale and purchase of the Purchased Interests contemplated by this Agreement (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064, at 10:00 a.m. local time, on the second Business Day after the date that all of the conditions to the Closing set forth in Article X and Article XI (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions on the Closing Date) shall have been satisfied or waived by the party entitled to waive the same, or at such other time, place and date that the Representative and the Buyer may agree in writing. The date upon which the Closing occurs is referred to as the “Closing Date.”

3.2 Transactions to Be Effected at Closing. At the Closing, the following transactions shall be effected by the parties:

(a) The Representative or the Company shall deliver to the Buyer:

(i) (A) a certificate, executed by the Representative, setting forth a true, correct and complete list of the name of each holder of

Interests and the number of Interests held by such Person immediately before the Closing; and (B) an assignment or other acceptable instrument of transfer of the Purchased Interests owned by the applicable Seller, duly executed by such Seller with all such other documents as may be reasonably requested to vest in the Buyer good and marketable title to the Purchased Interests being sold by such Seller free and clear of all Liens. The Company shall record the transfer of the Purchased Interests described in this Section 3.2(a)(i) on its transfer books;

(ii) the Registration Rights Agreement executed by each Seller (other than MTS Holding Corp.) and Sosnoff in connection with the shares of Buyer Common Stock (if any) to be issued pursuant to the Contingent Payment;

(iii) the Second Amended and Restated Operating Agreement executed by each Seller (other than MTS Holding Corp.) and Sosnoff;

(iv) each of the documents, certificates and items required to be delivered by the Sellers pursuant to Article X; and

(v) other documents reasonably requested by the Buyer.

(b) The Buyer shall:

(i) pay to the Representative for distribution to each Seller, by wire transfer of immediately available funds to the Designated Accounts an amount equal to the Purchase Price payable at Closing;

(ii) deliver the Registration Rights Agreement executed by the Buyer to each Seller (other than MTS Holding Corp.) and Sosnoff in connection with the shares of Buyer Common Stock (if any) to be issued pursuant to the Contingent Payment;

(iii) deliver the Second Amended and Restated Operating Agreement executed by the Buyer; and

(iv) deliver each of the documents, certificates and items required to be delivered by the Buyer pursuant to Article XI.

3.3 Exemption from Registration; Legends.

(a) The Buyer Common Stock to be issued hereunder will be issued in transactions exempt from registration under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other Laws or pursuant to an exemption therefrom. The certificates issued by the Buyer with respect to the Buyer Common Stock shall include the legend set forth below and such other such legends as may be reasonably necessary to comply with applicable U.S. federal securities laws and applicable “blue sky” laws. The Sellers and Sosnoff understand that the shares of Buyer Common Stock are characterized as “restricted securities” under applicable U.S. federal and state securities Laws in as much as they are being acquired from the Buyer in a transaction not involving a public offering and that, pursuant to these Laws and applicable regulations such shares may be resold without registration under the Securities Act only if the Buyer has received an opinion of counsel or other evidence, reasonably satisfactory to the Buyer and its counsel, that such registration is not required. In the absence of an effective registration statement covering the shares of Buyer Common Stock to be issued hereunder or an available exemption from registration under the Securities Act, such shares of Buyer Common Stock must be held indefinitely. In this connection, each Seller and Sosnoff represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. All certificates or book entries, as the case may be, representing shares of Buyer Common Stock to be issued pursuant to this Article III shall bear a legend to the effect that:

“THE SHARES REPRESENTED BY THIS CERTIFICATE/BOOK ENTRY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION FROM THE REQUIREMENTS OF THE SECURITIES ACT OR SUCH APPLICABLE STATE SECURITIES LAWS.”

(b) The legends described above will be removed as soon as practicable by the Buyer, with respect to any certificate or book entries, as the case may be, representing shares of Buyer Common Stock to be issued hereunder by the delivery of substitute certificates or book entries, as the case may be, without such legend upon the earlier of the date (i) such shares of Buyer Common Stock are registered for resale under the Securities Act (provided that, if the Sellers or Sosnoff are selling pursuant to the effective registration statement registering the shares of Buyer Common Stock for resale, the Sellers and Sosnoff agree to only sell such shares during such time that such registration statement is effective and not withdrawn or suspended, and only as permitted by such registration statement), and (ii) the shares of Buyer Common Stock are eligible for sale without limitation under SEC Rule 144.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Disclosure Schedules, each Seller represents and warrants to the Buyer as follows:

4.1 Corporate Organization. Such Seller (if such Seller is not a natural Person) has been duly organized, is validly existing and is in good standing under the

Laws of its jurisdiction of organization. Such Seller has the requisite power and authority to own or lease its assets and properties and to conduct its business as it is now being conducted. Such Seller (if such Seller is not a natural Person) is duly licensed or qualified and is in good standing as a foreign entity in all jurisdictions in which it is required to be so licensed or qualified, except where failure to be so licensed or qualified would not have a material adverse effect on the ability of such Seller to enter into this Agreement or consummate the Contemplated Transactions.

4.2 Due Authorization. Such Seller (if such Seller is not a natural Person) has all requisite power and authority, or (if such Seller is a natural Person) legal capacity, to execute and deliver each Transaction Document to which such Seller is or will be a party and to consummate the Contemplated Transactions. If such Seller is not a natural Person, the execution and delivery by the Seller of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions has been duly and validly authorized and approved by the board of directors or other applicable governing body of such Seller, and no other proceeding, consent or authorization on the part of such Seller is necessary to authorize any Transaction Document to which it is or will be a party or the Contemplated Transactions. Each Transaction Document to which such Seller is or will be a party has been or will be duly and validly executed and delivered by such Seller and constitutes, or will constitute, a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, subject to the Enforceability Exceptions.

4.3 No Conflict. The execution and delivery by such Seller of each Transaction Document to which such Seller is or will be a party and the consummation of the Contemplated Transactions do not and will not:

(a) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach, violation, conflict or default under, or accelerate the performance required, in each case in any material respect, or result in the termination of or give any Person the right to terminate, any material Contract to which such Seller is a party or by which any of such Seller’s assets are bound;

(b) assuming compliance with the matters addressed in Section 4.4, breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, in each case in any material respect, any applicable material Law or Order binding upon or applicable to such Seller;

(c) if such Seller is not a natural Person, violate or conflict with any Organizational Documents of such Seller; or

(d) result in the creation or imposition of any material Lien, with or without notice or lapse of time or both, on any assets of such Seller.

4.4 No Authorization or Consents Required. Assuming the truth and completeness of the representations and warranties of the Buyer contained in this Agreement, no notice to or consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required by such Seller with respect to such Seller’s execution or delivery of any Transaction Document to which such Seller is or will be a party or the consummation of the Contemplated Transactions, except for the applicable requirements of the HSR Act.

4.5 Litigation. There are no pending or, to the Knowledge of such Seller, threatened material Actions before or by any Governmental Authority against such Seller that would reasonably be expected to adversely affect or restrict the ability of such Seller to enter into and perform such Seller’s obligations under any Transaction Document to which such Seller is or will be a party. Such Seller is not subject to any outstanding Order that prohibits or otherwise restricts the ability of such Seller to consummate fully the Contemplated Transactions.

4.6 Title to the Interests. As of the date hereof, such Seller is the sole record and beneficial owner of, and has good and valid title to, the Interests set forth opposite such Seller’s name on Schedule 4.6 under the heading “Interests as of the Date Hereof” free and clear of all Liens. Immediately after the Recapitalization, such Seller will be the sole record and beneficial owner of, and will have good and valid title to, the Interests set forth opposite such Seller’s name on Schedule 4.6 under the heading “Interests as of Immediately After the Recapitalization” free and clear of all Liens. After the Recapitalization and upon delivery of such Seller’s Purchased Interests to the Buyer on the Closing Date, the Buyer will acquire all of such Seller’s Purchased Interests free and clear of any Liens. Such Seller does not and will not at the Closing hold the Purchased Interests in certificated form.

4.7 Investment Purpose.

(a) Such Seller is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act.

(b) Such Seller is acquiring the shares of Buyer Common Stock to be issued hereunder for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such shares. Such Seller agrees that such shares may not be re-offered or re-sold or otherwise disposed of without registration under the Securities Act and such other Laws or pursuant to an exemption therefrom.

(c) Such Seller is able to bear the economic risk of holding the shares of Buyer Common Stock to be issued hereunder for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of an investment in such shares.

4.8 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finder’s fee or other commission in connection with the Contemplated Transactions based upon arrangements made by such Seller or any of its Affiliates, other than the Company as set forth herein.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SOSNOFF

Except as set forth in the Disclosure Schedules, Sosnoff represents and warrants to the Buyer as follows:

5.1 Due Authorization. Sosnoff has all legal capacity to execute and deliver each Transaction Document to which he is or will be a party and to consummate the Contemplated Transactions. Each Transaction Document to which Sosnoff is or will be a party has been or will be duly and validly executed and delivered by Sosnoff and constitutes, or will constitute, a legal, valid and binding obligation of Sosnoff, enforceable against him in accordance with their respective terms, subject to the Enforceability Exceptions.

5.2 No Conflict. The execution and delivery by Sosnoff of each Transaction Document to which he is or will be a party and the consummation of the Contemplated Transactions do not and will not:

(a) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach, violation, conflict or default under, or accelerate the performance required, in each case in any material respect, or result in the termination of or give any Person the right to terminate, any material Contract to which he is a party or by which any of his assets are bound;

(b) assuming compliance with the matters addressed in Section 5.3, breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, in each case in any material respect, any applicable material Law or Order binding upon or applicable to him; or

(c) result in the creation or imposition of any material Lien, with or without notice or lapse of time or both, on any of his assets.

5.3 No Authorization or Consents Required. Assuming the truth and completeness of the representations and warranties of the Buyer contained in this Agreement, no notice to or consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required by Sosnoff with respect to his execution or delivery of any Transaction Document to which he is or will be a party or the consummation of the Contemplated Transactions, except for (a) the applicable requirements of the HSR Act, and (b) as otherwise disclosed on Schedule 5.3.

5.4 Litigation. There are no pending or, to the Knowledge of Sosnoff, threatened material Actions before or by any Governmental Authority against Sosnoff that would reasonably be expected to adversely affect or restrict his ability to enter into and perform his obligations under any Transaction Document to which he is or will be a party. Sosnoff is not subject to any outstanding Order that prohibits or otherwise restricts his ability to consummate fully the Contemplated Transactions. There exists no facts or circumstances that would constitute “Cause” under clause (c) of the definition thereof contained in the applicable Services Agreement if such Services Agreement were in effect on the date hereof.

5.5 Capitalization.

(a) Schedule 5.5 sets forth a true, correct and complete list of the authorized, issued and outstanding Capital Stock of MTS Holding Corp. The issued and outstanding Capital Stock of MTS Holding Corp. is duly authorized, validly issued, fully paid and non-assessable (to the extent that such concepts are applicable) and free of any preemptive rights in respect thereto. Except as set forth on Schedule 5.5, there is no other Capital Stock of MTS Holding Corp. authorized, issued, reserved for issuance or outstanding. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Capital Stock of MTS Holding Corp. to which MTS Holding Corp. is a party or is bound. MTS Holding Corp. has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with equityholders of MTS Holding Corp. on any matter. There are no Contracts to which MTS Holding Corp. is a party or by which it is bound to (a) repurchase, redeem or otherwise acquire any Capital Stock of, or other equity or voting interest in, MTS Holding Corp., or (b) vote or dispose of any Capital Stock of MTS Holding Corp. Except as set forth on Schedule 5.5, no Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of Capital Stock of MTS Holding Corp.

(b) Immediately after the MTS Liquidation, Sosnoff will be the sole record and beneficial owner of, and will have good and valid title to, the Interests set forth opposite his name on Schedule I under the heading “Interests as of Immediately After the MTS Liquidation” free and clear of all Liens.

5.6 Investment Purpose.

(a) Sosnoff is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act.

(b) Sosnoff is acquiring the shares of Buyer Common Stock to be issued hereunder for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such shares. Sosnoff agrees that such shares may not be re-offered or re-sold or otherwise disposed of without registration under the Securities Act and such other Laws or pursuant to an exemption therefrom.

(c) Sosnoff is able to bear the economic risk of holding the shares of Buyer Common Stock to be issued hereunder for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of an investment in such shares.

5.7 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finder’s fee or other commission in connection with the Contemplated Transactions based upon arrangements made by Sosnoff or any of his Affiliates, other than the Company as set forth herein.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY

Except as set forth in the Disclosure Schedules, the Sellers, jointly and severally, represent and warrant to the Buyer as follows:

6.1 Company Organization. The Company has been duly organized and is validly existing as a limited liability company in good standing under the laws of its jurisdiction of organization. The Company has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted. The Company is duly licensed or qualified and in good standing in all jurisdictions in which it is required to be so licensed or qualified, except where failure to be so licensed or qualified would not impair in any material respect the ability of the Company to enter into this Agreement or consummate the transactions contemplated by this Agreement. The Company has supplied the Buyer with a true, correct and complete copy of its Organizational Documents, each as in effect on the date hereof.

6.2 Due Authorization. The Company has all requisite power and authority to execute and deliver each Transaction Document to which it is or will be a party and to consummate the Contemplated Transactions. The execution and delivery by the Company of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions has been duly and validly authorized and approved by all necessary action of the Company, and no other proceeding, consent or authorization on the part of the Company is necessary to authorize any Transaction Document to which it is or will be a party or the Contemplated Transactions. Each Transaction Document to which the Company is or will be a party, has been or will be duly and validly executed and delivered by the Company and constitute, or will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to the Enforceability Exceptions.

6.3 No Conflict. The execution and delivery by the Company of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions do not and will not:

(a) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach, violation, conflict or default under, or accelerate the performance required, in each case in any material respect, or result in the termination of or give any Person the right to terminate, any Material Contract (other than Advisory Contracts as disclosed in Schedule 6.21(a)) to which the Company or any of its Subsidiaries is a party or by which any of the Company’s or any of its Subsidiaries’ assets are bound;

(b) assuming compliance with the matters addressed in Section 6.4, breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, in each case in any material respect, any applicable material Law or Order binding upon or applicable to the Company or any of its Subsidiaries;

(c) violate or conflict with the Organizational Documents of the Company or any of its Subsidiaries; or

(d) result in the creation or imposition of any material Lien, with or without notice or lapse of time or both, on any assets of the Company or any of its Subsidiaries.

6.4 No Authorization or Consents Required. Assuming the truth and completeness of the representations and warranties of the Buyer contained in this Agreement, no notice to or consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required by the Company or any of its Subsidiaries with respect to the execution or delivery of any Transaction Document to which it is or will be a party or the consummation of the Contemplated Transactions, except for (a) the applicable requirements of the HSR Act (b) as otherwise disclosed on Schedule 6.4 and (c) except as would not reasonably be likely to impair in any material respect the ability of the Company to enter into this Agreement or consummate the transactions contemplated by this Agreement.

6.5 Litigation. There are no pending or, to the Knowledge of the Company, threatened Actions before or by any Governmental Authority or by any other Person against the Company or any of its Subsidiaries that, if adversely decided, would be material to the Company and its Subsidiaries taken as a whole or would reasonably be expected to adversely affect in any material respect or materially restrict the ability of the Company or any of its Subsidiaries to enter into and perform the obligations under any Transaction Document to which the Company or any of its Subsidiaries are or will be a party. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that prohibits or otherwise restricts the ability of the Company or any of its Subsidiaries to fully consummate the Contemplated Transactions.

6.6 Capitalization.

(a) As of the date hereof, other than the membership interests listed on Schedule I under the heading “Interests as of the Date Hereof,” there are no other outstanding (i) equity interests or other securities of the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for equity interests or other securities of the Company or (iii) options, preemptive rights, stock appreciation, phantom stock or profit participation rights with respect to, or other rights to acquire from the Company, or other obligations of the Company to issue, any equity interests or other securities or securities convertible into or exchangeable for equity interests or other securities of the Company.

(b) Immediately prior to the Closing and after giving effect to the Recapitalization, other than the membership interests listed on Schedule 6.6(b) there will be no other outstanding (i) equity interests or other securities of the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for equity interests or other securities of the Company or (iii) options, preemptive rights, stock appreciation, phantom stock or profit participation rights with respect to, or other rights to acquire from the Company, or other obligations of the Company to issue, any equity interests or other securities or securities convertible into or exchangeable for equity interests or other securities of the Company.

(c) Immediately after the Closing, the capitalization of the Company will be as set forth on Schedule 6.6(c), and there will be no other outstanding (i) equity interests or other securities of the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for equity interests or other securities of the Company or (iii) options, preemptive rights, stock appreciation, phantom stock or profit participation rights with respect to, or other rights to acquire from the Company, or other obligations of the Company to issue, any equity interests or other securities or securities convertible into or exchangeable for equity interests or other securities of the Company.

(d) The Company has no authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the members of the Company on any matter. There are no Contracts to which the Company is a party or by which it is bound to (a) repurchase, redeem or otherwise acquire any equity interests or other securities of, or voting interest in, the Company, or (b) vote or dispose of any equity interests or other securities of the Company. No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of equity interests or other securities of the Company. The Company and its Subsidiaries have no Indebtedness.

6.7 Subsidiaries.

(a) Schedule 6.7(a) sets forth a true, correct and complete list of each of the direct or indirect Subsidiaries of the Company and their respective jurisdictions of organization. Each of the Subsidiaries identified on Schedule 6.7(a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted. Each Subsidiary of the Company is duly licensed or qualified and is in good standing as a foreign corporation or other legal entity in all jurisdictions in which it is required to be so licensed or qualified, except where the failure to be so licensed or qualified, individually or in the aggregate, has not been and would not reasonably be expected to impair in any material respect the ability of the Company to enter into this Agreement or consummate the transactions contemplated by this Agreement. All outstanding Capital Stock of each Subsidiary (other than the Fund) is held directly by the Company. All of the issued and outstanding Capital Stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and non-assessable (to the extent that such concepts are applicable) and free of any preemptive rights with respect thereto. The Company has supplied the Buyer with a true, correct and complete copy of the Organizational Documents, each as in effect on the date hereof, of each of its Subsidiaries.

(b) Except as set forth on Schedule 6.7(a), with respect to each Subsidiary of the Company, there is no other Capital Stock of such Subsidiary authorized, issued, reserved for issuance or outstanding. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Capital Stock of any Subsidiary of the Company to which the Company or any Subsidiary of the Company is a party or is bound. No Subsidiary of the Company has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the members or stockholders of such Subsidiary on any matter. There are no Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any Capital Stock of, or other equity or voting interest in, any Subsidiary of the Company or the Company, or (ii) vote or dispose of any Capital Stock of, or other equity or voting interest in, any Subsidiary of the Company or the Company. No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of equity securities of any Subsidiary of the Company. None of the Company and its Subsidiaries is obligated to make any loan or capital contribution to any Subsidiary of the Company.

(c) Other than the Capital Stock of its Subsidiaries and its record ownership of securities held by Advisory Clients, the Company does not own any Capital Stock of any Person. None of the Company and its Subsidiaries is obligated to make any investment in or capital contribution to any Person.

6.8 Financial Statements. Schedule 6.8 sets forth true, correct and complete copies of each of (a) the unaudited consolidated statement of financial condition of the Company and its Subsidiaries (the “Latest Balance Sheet”) as of September 30, 2009 and the related consolidated statements of operations, changes in member’s equity and cash flows for the nine-month period then ended (together with the Latest Balance Sheet, the “Interim Financial Statements”), and (b) the audited consolidated statement of financial condition of the Company and its Subsidiaries for the fiscal years ended December 31, 2007 and December 31, 2008 (the “Audited Balance Sheet”) and statements of operations, changes in member’s equity and cash flows for the years then ended (together with the Audited Balance Sheet, the “Audited Financial Statements”).

The Audited Financial Statements and the Interim Financial Statements, collectively, are hereinafter referred to as the “Financial Statements.” Except as set forth on Schedule 6.8, the Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein, subject in the case of the Interim Financial Statements to (i) the absence of footnote disclosures, and (ii) changes resulting from normal immaterial year-end adjustments. Except as set forth in the Financial Statements, none of the Company and its Subsidiaries maintains any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

6.9 No Undisclosed Liabilities. There are no Liabilities of or with respect to the Company or any of its Subsidiaries other than (a) the Transaction Expenses or consensual Liabilities required to be incurred to comply with the obligations set forth in this Agreement, (b) Liabilities disclosed in the Financial Statements, (c) Liabilities for performance under Contracts (excluding any Liability for breach) or (d) Liabilities incurred in the ordinary course of business consistent with past practice, since the date of the Latest Balance Sheet, that individually or in the aggregate, are not, and would not reasonably be expected to be, material and adverse to the Company and its Subsidiaries, taken as a whole.

6.10 Absence of Certain Developments. Since the date of the Latest Balance Sheet through the date hereof, (a) the Company and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice, and (b) except as set forth on Schedule 6.10(b), neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would require the consent of the Buyer pursuant to Section 8.1. Since the date of the latest Audited Balance Sheet, there has not been any Material Adverse Effect and no circumstances have arisen, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

6.11 Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed. All such Tax Returns (including information provided therewith or with respect to thereto) are true, correct and complete in all material respects.

(b) The Company and its Subsidiaries have fully and timely paid all Taxes owed or payable with respect to the Company and each Subsidiary (whether or not shown on any Tax Return).

(c) No material audit or other Action by any Governmental Authority is pending or, to the Knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries or the income or assets thereof. No Governmental Authority has given written notice of any intention to assert any deficiency or claim for additional Taxes with respect to the Company or any of its Subsidiaries. No claim in writing has been made by any Governmental Authority in a jurisdiction for which Tax Returns have not been filed by or with respect to the Company or its Subsidiaries (or the income or assets thereof) that the Company or its Subsidiaries (or the income or assets thereof) may be subject to taxation by that jurisdiction. All deficiencies for Taxes asserted or assessed in writing with respect to the Company and its Subsidiaries have been fully and timely paid, settled or properly reflected in the Financial Statements.

(d) There are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for current Taxes not yet due.

(e) Neither the Company nor any of its Subsidiaries is a party to any Contract relating to the sharing, allocation or indemnification of Taxes (collectively, “Tax Sharing Agreements”), or has any liability for Taxes of any Person as a transferee or successor, pursuant to a Contract or otherwise.

(f) The Company and its Subsidiaries have each withheld from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Governmental Authority proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Laws. The Company and its Subsidiaries have each complied in all material respects with all Tax information reporting provisions of all applicable Laws.

(g) The Company has been treated as a disregarded entity for all Tax purposes since the date of its formation. The Company will be treated as a partnership for all Tax purposes from and after the date of the Recapitalization. Each of the Company’s Subsidiaries has been treated as a disregarded entity for all Tax purposes since the date of its formation.

6.12 Contracts.

(a) Schedule 6.12 contains a true, correct and complete list of all Material Contracts as of the date hereof. “Material Contracts” means any Contract to which the Company or any of its Subsidiaries is a party and which falls within any of the following categories:

(i) any Advisory Contract or any other Contract for the provision of Investment Management Services or other similar services;

(ii) any Contract for the provision of services, other than Investment Management Services, to Advisory Clients of the Company (e.g., brokerage services, tax preparation or similar services);

(iii) any Contract relating to Indebtedness of the Company or any of its Subsidiaries;

(iv) any Contract relating to the title to, or ownership, lease, use, sale, exchange or transfer of, any leasehold or other interest in any real or material personal property;

(v) any Contract under which the Company or any of its Subsidiaries would incur any change-in-control payment or similar compensation obligations to any Person, including any member or employee of the Company or any of its Subsidiaries, by reason of any Transaction Document or the consummation of any of the Contemplated Transactions;

(vi) any profits interest plan or arrangement;

(vii) any Contract under which the Company or any of its Subsidiaries has advanced or loaned any amount to any Person involving aggregate payment or consideration in excess of $25,000 in any year, or $50,000 in the aggregate for all years, other than trade credit in the ordinary course of business consistent with past practice;

(viii) any joint venture, partnership or limited liability company Contract;

(ix) any employment, severance, retention, non-competition or separation Contract with any current or former member, officer, employee or consultant of the Company or any of its Subsidiaries;

(x) any Contract which purports to limit or restrict the ability of the Company or any of its Subsidiaries to enter into or engage in any market or line of business or establishes an exclusive sale or purchase obligation with respect to any product or any geographic location;

(xi) any Contract with any current or former officer, member or Affiliate of the Company or any of its Subsidiaries, with any family member of any of the foregoing, or with any Affiliate of any such family member;

(xii) any Contract for the sale, transfer or acquisition of any of the assets, equity securities or businesses of the Company or any of its Subsidiaries (other than, in the case of sales or transfers of assets, in the ordinary course of business consistent with past practice) or for the grant to any Person of any preferential rights to purchase any of the assets, equity securities or businesses of the Company or any of its Subsidiaries, in each case under which there are material outstanding obligations;

(xiii) any license, covenant-not-to-sue or other Contract granting the Company or any of its Subsidiaries the right to use any Intellectual Property that is material to the conduct of its business (other than off-the-shelf software licenses);

(xiv) any Contract for capital expenditures involving payments of more than $25,000 individually or in the aggregate, in each case under which there are material outstanding obligations;

(xv) any Contract entered into in the past three years involving any resolution or settlement of any actual or threatened Action with a value of greater than $25,000 and which imposes material continuing obligations on the Company or any of its Subsidiaries;

(xvi) any Contract under which the Company or any of its Subsidiaries has continuing material indemnification obligations to any Person, involving aggregate payments or consideration in excess of $25,000 other than those entered into in the ordinary course of business consistent with past practice;

(xvii) any Contract with any labor union or association relating to any current or former employee of the Company or any of its Subsidiaries;

(xviii) any Contract for the distribution or sale of shares or equity interests to any Advisory Client;

(xix) any custody, transfer agent, shareholder service, administrative, accounting and other similar Contracts to which the Company or its Subsidiaries is a party involving aggregate payments or consideration in excess of $25,000 in any year, other than any Advisory Contract;

(xx) any Contract requiring the Company or its Subsidiaries (A) to co-invest with any other Person; (B) to provide seed capital or similar investment or (C) to invest in any investment product (including any contract requiring any additional or “follow-on” capital contributions);

(xxi) any Contract that contains (A) a “clawback” or similar undertaking requiring the contribution, reimbursement or refund by the Company or any of its Subsidiaries of any prior distribution, return of capital or fees (whether performance based or otherwise) paid to any such Person or (B) a “most favored nation” or similar provision;

(xxii) any Contract that contains (A) key person provisions pertaining to employees of the Company or its Subsidiaries or (B) any of the following rights provided to an investor with respect to an Advisory Client advised by the Company or any of its Subsidiaries: (1) special withdrawal or redemption rights, (2) designation rights regarding advisory boards or similar provisions, (3) anti-dilution rights or (4) special notice or reporting requirements;

(xxiii) any placement agent Contract; or

(xxiv) any other Contract (or group of related agreements) the performance of which requires aggregate payments to or from the Company or any of its

Subsidiaries in excess of $25,000 per year that is not terminable with less than 60 days notice, or that is otherwise material to the Company and its Subsidiaries, taken as a whole.

(b) Prior to the date hereof, the Buyer has been supplied with a true, correct and complete (i) copy of each written Material Contract and (ii) summary of all of the material terms and conditions of each oral Material Contract.

(c) Each Material Contract is a valid and binding obligation of the Company or its Subsidiary, as applicable, is in full force and effect and is enforceable against the Company or its Subsidiary, as applicable, and, to the Knowledge of the Company, against the other parties thereto, subject to the Enforceability Exceptions. Neither the Company nor any of its Subsidiaries is in material breach, violation of or default under any Material Contract. No event has occurred that, with notice or lapse of time or both, would constitute such a material breach, violation or default by the Company or any of its Subsidiaries under any Material Contract, or, to the Knowledge of the Company, the other parties thereto.

6.13 Intellectual Property.

(a) All material Intellectual Property used in the operation of the business of the Company and its Subsidiaries (the “Company Intellectual Property”) is either owned by the Company or one or more of its Subsidiaries (the “Owned Intellectual Property”) or is used by the Company or one or more of its Subsidiaries pursuant to a valid license Contract (the “Licensed Intellectual Property”). The Company and its Subsidiaries have taken all reasonable actions to maintain and protect each item of Company Intellectual Property.

(b) Schedule 6.13(b) sets forth a true, correct and complete list of (i) all Owned Intellectual Property that is registered, issued or the subject of a pending application, and (ii) all material unregistered Owned Intellectual Property. All of the registrations, issuances and applications set forth on Schedule 6.13(b) are valid, in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees, costs and expenses in respect thereof, and all filings related thereto, have been duly made. The Company and its Subsidiaries own and possess all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens.

(c) Schedule 6.13(c) sets forth a true, correct and complete list of all material Contracts (i) pursuant to which the Company or any of its Subsidiaries use any Licensed Intellectual Property, or (ii) pursuant to which the Company or any of its Subsidiaries has granted to a third party any right in or to any Owned Intellectual Property, other than licenses arising from the purchase of “off the shelf” or other standard end-user products and computer software (collectively, the “IP Licenses”). Prior to the date hereof, the Buyer either has been supplied with, or has been given access to, a true, correct and complete (i) copy of each written IP License, and (ii) summary of all of the material terms and conditions of each oral IP License, in each case together with all amendments, supplements, waivers or other changes thereto. Each IP License is a legal, valid and binding obligation of the Company or its Subsidiaries, as applicable, is in full force and effect and is enforceable against the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, the other parties thereto, subject to the Enforceability Exceptions. None of the Company and its Subsidiaries is in material breach, violation or default under any IP License and no event has occurred that, with notice or lapse of time or both, would constitute such a material breach, violation or default by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, the other parties thereto. Upon the Closing, the Company or its applicable Subsidiaries will continue to have the right to use all Licensed Intellectual Property on identical terms and conditions as the Company or such Subsidiaries enjoyed immediately prior to the Closing.

(d) The conduct of the business of the Company and its Subsidiaries does not infringe or otherwise violate any Intellectual Property or other proprietary rights of any other Person in any material respect, and there is no Action pending or, to the Knowledge of the Company, threatened alleging any such infringement or violation or challenging the Company’s or any of its Subsidiaries’ rights in or to any Company Intellectual Property and, to the Knowledge of the Company, there is no existing fact or circumstance that would be reasonably expected to give rise to any such Action. The Company has not made any claim in writing (and is not aware of any basis therefor) that a Person has infringed, diluted, misappropriated or violated any Owned Intellectual Property. As of the date hereof, to Company’s the Knowledge, there are no actual or threatened opposition proceedings, reexamination proceedings, cancellation proceedings, interference proceedings or other similar actions challenging the validity, existence or ownership of any Owned Intellectual Property.

(e) The Company Intellectual Property is sufficient for the Buyer to carry on the business of the Company and its Subsidiaries from and after the Closing Date in all material respects as presently carried on by the Sellers and their Affiliates, consistent with the past practice of the Sellers and such Affiliates with respect to the business of the Company and its Subsidiaries.

(f) To the Company’s Knowledge, all software material to the business of the Company and its Subsidiaries (i) performs in material conformance with its documentation, (ii) is free from any material software defect, and (iii) does not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software, or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the software.

(g) The Company and its Subsidiaries have a privacy policy (the “Privacy Policy”) regarding the collection and use of personally identifiable information (“Personal Information”), a true, correct and complete copy of which has been provided to the Buyer prior to the date hereof. The Company and each of its Subsidiaries is in material compliance with all applicable Laws regarding the collection, use and protection of Personal Information and with the Company’s and its Subsidiaries’ Privacy Policy, and to the Company’s Knowledge, no Person has gained unauthorized access to or made any unauthorized use of any such Personal Information maintained by the Company or any of its Subsidiaries. The Company and its Subsidiaries have adequate security measures in place to protect Personal Information stored in their computer systems from unlawful use by any third party or any other use by a third party that would violate the Privacy Policy. The execution, delivery and performance of the Transaction Documents and the consummation of the Contemplated Transactions do not violate the Privacy Policy as it currently exists or as it existed at any time during which any Personal Information was collected or obtained by the Company or any of its Subsidiaries. No Actions are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to the collection or use of Personal Information.

6.14 Real Estate; Personal Property. Neither the Company nor any of its Subsidiaries owns any real property. Schedule 6.14 identifies all of the real estate leases and subleases to which the Company or any of its Subsidiaries is a party on the date hereof (the “Leases”). True and complete copies of the Leases have been provided or made available to the Buyer, together with any amendments, modifications or supplements thereto. Neither the Company nor any of its Subsidiaries has received any written notice from the landlord or lessor under any of the Leases claiming it is in breach in any material respect of its obligations under its respective Leases. The Company and each of its Subsidiaries owns good and marketable title to, or holds title to, or holds valid and enforceable leases for, the material tangible assets and personal property shown to be owned or leased by it on the Latest Balance Sheet, in each case free and clear of all Liens, except for Permitted Liens.

6.15 Employees. Schedule 6.15 sets forth a true, correct and complete list setting forth the name, position, job location, primary place of residence, salary or wage rate, commission status, bonus opportunity, total compensation for the twelve (12) month period ending December 31, 2009, date of hire, full- or part-time status, “exempt” or “non-exempt” status, and leave status for each employee, officer, member of the board of directors of, or independent contractor providing service to, the Company and its Subsidiaries as of the date hereof.

6.16 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is the subject of, nor, to the Knowledge of the Company, is there threatened, any Action reasonably likely to give rise to a material Liability asserting that the Company or any of its Subsidiaries has committed an unfair labor practice, nor is there pending or, to the Knowledge of the Company, threatened, nor has there been in the past three years, any organized effort or demand for recognition or certification or attempt to organize employees of the Company or any of its Subsidiaries by any labor organization. There is no pending nor, to the Knowledge of the Company, threatened labor strike, walk-out, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries, and no labor strike, walk-out, work stoppage, slowdown or lockout has occurred during the three years preceding the date hereof.

(b) As of the date hereof, no employee of the Company or any of its Subsidiaries set forth on Schedule 6.15 has given notice to the Company or any of its Subsidiaries that any such employee intends to terminate his or her employment with the Company or any of its Subsidiaries. To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment contract, non-disclosure agreement or noncompetition agreement.

6.17 Employee Matters.

(a) Plans and Documents. Schedule 6.17(a) lists (i) all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, phantom stock or other equity-based compensation, incentive, pension, profit sharing, savings, retirement, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, executive compensation, tax gross up, salary continuation, flexible benefit, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life, employee loan, educational assistance or fringe benefit or other benefit plans, programs or arrangements, and all employment, termination, severance, collective bargaining, change-in-control, retention or deferred compensation contracts or agreements whether formal or informal, oral or written, or subject to ERISA, other U.S. Law or non-U.S. Law (each a “Benefit Plan”), that provides benefits to any current or former employee, officer, or director of the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries is a party, or which are maintained, contributed to or sponsored by the Company or any Subsidiary or with respect to which the Company or its Subsidiaries could reasonably be expected to have any direct or indirect liability, actual or contingent (collectively, the “Company Plans”) and (ii) each Benefit Plan sponsored by any person or entity other than the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries could incur liability by reason of being treated as a single employer with the Company or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or as a member of a controlled group (within the meaning of Section 4001 of ERISA) with any such person or entity (collectively, the “ERISA Affiliate Plans”). The Company has made available to the Buyer a complete and accurate copy of each Company Plan (including amendments thereto) and (if applicable) (A) each trust or other funding arrangement for a Company Plan; (B) each summary plan description and summary of material modifications for a Company Plan; (C) the most recently filed IRS Form 5500, together with all schedules thereto, for a Company Plan; (D) the most recently received IRS determination letter for each such Company Plan; and (E) the most recently prepared actuarial report and financial statement in connection with each such Company Plan. To the Knowledge of the Company, no employee, officer, director of the Company or its Subsidiaries receives compensation for services to the Company or its Subsidiaries from any person or entity other than the Company and its Subsidiaries.

(b) Compliance. Each Company Plan has been (i) established and operated in all material respects in compliance with the requirements of all applicable Laws and governmental orders, including ERISA and the Code, and (ii) administered, operated and managed in accordance with its governing documents in all material respects, and neither the Company nor any of its Subsidiaries is in default with respect to any material term or condition of any Company Plan, nor will the Closing result in any such default, including after the giving of notice, lapse of time or both. Except as disclosed on Schedule 6.17(b), each Company Plan (other than employment agreements or other individual contractual arrangements) may be amended, terminated, modified or otherwise revised by the Company or any of its Subsidiaries as applicable (including the elimination of any and all future benefit accruals under any such Company Plan), without giving rise to any material liability to the Company and its Subsidiaries under any such Company Plan or related agreement. All material contributions, premiums or payments required to be made with respect to any Company Plan have been made on or before their due dates or, if applicable, accrued in accordance with normal accounting practices. With respect to each Company Plan, to the Knowledge of the Company, all reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS, the DOL or any other Governmental Authority, or to the participants or beneficiaries of such Company Plan, have been filed or furnished on a timely basis.

(c) Qualification of Certain Plans. Each Company Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and, to the Knowledge of the Company, no fact or event has occurred since the date of such determination letter from the IRS which would reasonably be expected to adversely affect the qualified status of any such Company Plan or the exempt status of any trust established in connection with any Company Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code.

(d) Absence of Certain Types of Plans. Neither any Company Plan nor any ERISA Affiliate Plan is subject to Title IV of ERISA or is otherwise a defined benefit pension plan (whether or not subject to U.S. Law), or Section 302 of ERISA or Section 412 or 4971 of the Code. None of the Company, any of its Subsidiaries and any of their ERISA Affiliates has now or at any time during the last six years contributed to, sponsored, or maintained (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any of its Subsidiaries could incur liability under Section 4063 or 4064 of ERISA (a “Single Employer Plan”). No Company Plan provides for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, including relevant provisions of the American Recovery and Reinvestment Act of 2009 and the Department of Defense Appropriations Act, 2010, or similar state or local law.

(e) Absence of Certain Liabilities and Events. Except as could not result in a material liability to the Company or any of its Subsidiaries: (i) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan and (ii) neither the Company nor any of its Subsidiaries has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the PBGC arising in the ordinary course), including any liability in connection with (A) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (B) the withdrawal from any

Multiemployer Plan or multiple employer plan (as defined in Section 413(c) of the Code), and, to the Knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such liability. There are no pending or, to the Knowledge of the Company, threatened Actions (other than Actions or claims for benefits in the ordinary course) which have been asserted in writing or instituted against a Company Plan or any fiduciaries thereof with respect to their duties to a Company Plan.

(f) Acceleration and Vesting. Except as set forth on Schedule 6.17(f), neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will cause or result in (either alone or in combination with another event) (i) liability to any current or former employee of the Company or any of its Subsidiaries for any payments or (ii) the acceleration of the timing of payment or vesting in or triggering of any material payment or funding of compensation or benefits under, or a material increase in the amount payable or triggering any other obligation pursuant to, any Company Plan. Neither the Company nor any of its Subsidiaries have a policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment. Neither the Company nor any of its Subsidiaries have made any payments, is obligated to make any payments or is a party to any agreement that would obligate the Company or any of its Subsidiaries to make any payments, that would, individually or in combination with any other payment, constitute a parachute payment within the meaning of Section 280G of the Code in connection with the transactions contemplated by this Agreement.

(g) Independent Contractors/Immigration/No Termination. To the Knowledge of the Company, no individual who has performed services for the Company or any of its Subsidiaries has been improperly excluded from participation in any Company Plan, and neither the Company nor any of its Subsidiaries have any liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer. A completed Form I-9 is on file with respect to each employee of the Company and its Subsidiaries who performs services in the United States. Except as set forth on Schedule 6.17(g), neither the Company nor any of its Subsidiaries engages any independent contractor or consultant to provide services to the Company or any of its Subsidiaries and Schedule 6.17(g) sets forth each Contract or other plan, program or arrangement pursuant to which the Company or any of its Subsidiaries has an obligation to provide compensation to any such independent contractor or consultant. No independent contractor or consultant providing services to the Company or any of its Subsidiaries is eligible to participate in any Company Plan.

(h) 409A. Except as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries, each Company Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable regulations) for any service provider to the Company or any of its Subsidiaries or their ERISA Affiliates (i) complies with the requirements of Section 409A of the Code and the regulations promulgated thereunder or (ii) is exempt from compliance under the “grandfather” provisions of IRS Notice 2005-1 and applicable regulations, and has not been “materially modified” (within the meaning of IRS Notice 2005-1 and Treas. Reg. §1.409A-6(a)(4)) since October 3, 2004.

6.18 Insurance. Schedule 6.18 contains a true, correct and complete list of all insurance policies maintained by the Company and any of its Subsidiaries. All such insurance policies and binders are valid, binding and in full force and effect and have terms and conditions, including amounts and scope of coverage, that are customary for companies in the same or similar lines of business and of similar size and financial condition. Neither the Company nor any of its Subsidiaries has received any notice of cancellation or non-renewal of any such policies or binders nor, to the Knowledge of the Company, is the termination of any such policies or binders threatened. There is no material Action pending under any of such policies or binders as to which coverage has been questioned, denied or disputed by the underwriters of such policies or binders.

6.19 Compliance with Laws. The Company and its Subsidiaries have been and are in compliance with all Laws and Orders (including all Environmental Laws and Labor Laws) to which the Company and its Subsidiaries are subject, except where the failure to comply, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that such Person is not in compliance with any applicable Law or Order (including any applicable Environmental Law or Labor Law) except for such non-compliance as, individually or in the aggregate, has not been and would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole.

6.20 Accounting Controls. The Company and its Subsidiaries maintain internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Such accounting controls of the Company and its Subsidiaries have been and are sufficient to provide reasonable assurances that (a) all transactions are executed in accordance with management’s general or specific authorization and are properly reflected in the Company’s financial statements under GAAP, and (b) all transactions are recorded as necessary to permit the accurate preparation of financial statements in accordance with GAAP and to maintain proper accountability for such items.

6.21 Assets Under Management; Funds.

(a) The aggregate dollar amount of assets under management by the Company or any of its Subsidiaries as of September 30, 2009 (the “Base Date”) is accurately set forth on Schedule 6.21(a). Set forth on Schedule 6.21(a) is a list as of the Base Date of all Advisory Contracts, setting forth with respect to each such Advisory Contract as of the Base Date:

(i) the name of the Advisory Client under such Advisory Contract, indicating any such Advisory Client that is (A) the Company,

a Subsidiary of the Company, a Seller, Sosnoff or an Immediate Family Member of any Seller, (B) an Affiliate of the Company, any of the Sellers, Sosnoff or an Immediate Family Member of any Seller or Sosnoff, (C) a director, officer or employee of any of the foregoing, or (D) a trust or collective investment vehicle in which any of the foregoing is a holder of a beneficial interest (any of the foregoing Advisory Clients described in clauses (A)-(D), a “Related Advisory Client”);

(ii) if such Advisory Contract is pursuant to a Wrap Program with a third-party wrap sponsor, the identity of the third-party wrap sponsor and, if available to the Company, each underlying client participating in such Wrap Program other than a UMA Participant;

(iii) the amount of assets under management of the Company or AS Management, as applicable, pursuant to such Advisory Contract at the Base Date;

(iv)(A) the fee payable with respect to such Advisory Contract or, if such Advisory Contract is pursuant to a Wrap Program, the fee payable to the Company or AS Management pursuant to the Advisory Contract, and (B) any other fees payable by the Advisory Client in connection with Investment Management Services provided by the Company and its Subsidiaries other than pursuant to such Advisory Contract, and (C) any fees or other payments required to be paid by the Company to third parties in connection with such Advisory Contract and/or the relationship with such Advisory Client;

(v) if applicable, any limitation, waiver, cap or restriction on the amount payable pursuant to such Advisory Contract (including without limitation pursuant to any Contracts pursuant to which the Company, any Subsidiary of the Company, Sosnoff or any of the Sellers has undertaken or agreed to cap, waive, offset, reimburse or otherwise reduce fees or charges payable under such Advisory Contract or by or with respect to the Advisory Client party thereto), or changes in the amount of assets under management pursuant to such Advisory Contract as a result of deposits or withdrawals made by the applicable Advisory Client (or, in the case of any Advisory Clients that are collective investment vehicles, deposits or withdrawals made in such Advisory Client), in each case from the Base Date to the Closing Date;

(vi) the manner of (A) consent required for the deemed “assignment” under applicable Laws by the Company or any of its Subsidiaries of such Advisory Contract resulting from the Purchase, for those Advisory Contracts which do not terminate automatically as a result of the consummation of such Purchase (which Contracts are so identified on such Schedule) or (B) approval required for the execution and delivery of a new Advisory Contract between the Company or its Subsidiaries, as the case may be, and such Advisory Client in connection with the Purchase, for those Advisory Contracts that will terminate automatically (by their terms and/or under applicable Laws) as a result of the consummation of the Purchase (which contracts are so identified on such Schedule), in each case so that such existing or new Advisory Contract, as applicable, will be duly and validly authorized and approved under all applicable Laws and the terms of any contracts, agreements and other instruments relating thereto, and will be in full force and effect between the Company or its Subsidiary, as the case may be, and such Advisory Client as of immediately following the Closing; and

(vii) the Advisory Contract Value of such Advisory Contract as of the Base Date.

Except as set forth on Schedule 6.21(a) with respect to a particular Advisory Contract, there are no contracts, agreements, arrangements or understandings pursuant to which the Company, any of its Subsidiaries, Sosnoff or any of the Sellers has undertaken or agreed to cap, waive, offset, reimburse or otherwise reduce any or all fees or charges payable by or with respect to any of the Advisory Clients set forth on Schedule 6.21(a) or pursuant to any of the Contracts set forth on Schedule 6.21(a). Except as is set forth on Schedule 6.21(a), the Company has not received notice from any Advisory Client of the Company (or, in the case of Advisory Clients that are collective investment vehicles or a sponsor of a Wrap Program, underlying investors or beneficiaries therein, as applicable) expressing an intention to terminate or reduce its investment relationship with the Company or any of its Subsidiaries or adjust the fee schedule with respect to any contract in a manner which would reduce the fees or other payments to the Company (including after giving effect to the Closing) in connection with such Advisory Client relationship. Except as set forth on Schedule 6.21(a), none of the Company, the Sellers or Sosnoff provides Investment Management Services to any Person (other than their respective Immediate Families Members) other than pursuant to an Advisory Contract, and none of the Sellers or Sosnoff (or any of their respective Immediate Family Members or Affiliates, other than the Company) are parties to any of the Advisory Contracts.

(b) Schedule 6.21(b) identifies those Wrap Programs (including the identity of the Wrap Program sponsor and the amount of the Company’s or AS Management’s, as applicable, assets under management attributable to each such Wrap Program) pursuant to which (i) the Company’s or AS Management’s, as applicable, obligations pursuant to the master Advisory Contract with the sponsor of such Wrap Program consist of the provision of the Company’s or AS Management’s, as applicable, investment model or model investment portfolio to such sponsor or an overlay manager (other than the Company, AS Management or any of their Affiliates) on a periodic basis, (ii) neither the Company nor AS Management provides tailored investment advice to, or based on the circumstances of, such underlying investors in such Wrap Program, and (iii) neither the Company nor AS Management exercises discretion to select securities (other than through development of a standard model portfolio for the underlying investors). The Company does not have an investment advisory relationship (within the meaning of the Advisers Act) with any underlying investor in those Wrap Programs identified on Schedule 6.21(b), and no consent or approval of, or notification to, any such underlying investor is required under any applicable Contract or Law as a result of the consummation of the Purchase (provided that, for the avoidance of doubt, the sponsor of any such Wrap Program may nonetheless determine to provide notice to such underlying investor).

(c) The Company does not have any Advisory Clients with respect to which fees are based on performance or otherwise provide for compensation on the basis of a share of capital gains upon or capital appreciation of the funds (or any portion thereof) of such Advisory Client.

(d) Each Advisory Client to which the Company or any of its Subsidiaries provides Investment Management Services that has identified itself to the Company or any of its Subsidiaries after reasonable inquiry by the Company and its Subsidiaries as (i) an employee benefit plan, as defined in Section 3(3) of ERISA that is subject to Title I of ERISA or Section 4975 of the Code; (ii) a person acting on behalf of such a plan; or (iii) an entity whose underlying assets are deemed to constitute the assets of such a plan, within the meaning of ERISA and applicable regulations (hereinafter referred to as an “ERISA Advisory Client”) has been managed by the Company or its Subsidiaries, as the case may be, such that the Company or its Subsidiaries in the provision of such services is in compliance in all material respects with the applicable requirements of ERISA and Section 4975 of the Code. Schedule 6.21(a) identifies each Advisory Client that has identified itself to the Company or any of its Subsidiaries as an ERISA Advisory Client with a footnote to that effect. The Company and its Subsidiaries (other than the Fund) are qualified professional asset managers (a “QPAM”) (as such term is used in Prohibited Transaction Class Exemption 84-14, as amended) (the “QPAM Exemption”). The Company and its Subsidiaries are not disqualified from relying on the QPAM Exemption with respect to transactions managed by the Company and its Subsidiaries due to the application of Section I(g) of the QPAM Exemption.

(e) To the Knowledge of the Company, no dispute exists between the Company and any Advisory Client of the Company that is material to the Company’s relationship with such Advisory Client.

(f) No exemptive orders, “no-action” letters or similar exemptions or regulatory relief have been obtained, nor are any requests pending therefor, by or with respect to (i) the Company, (ii) any Seller, (iii) Sosnoff, (iv) any other officer, member or employee of the Company (in connection with the business of the Company), or (v) any Advisory Client of the Company (in connection with the provision of Investment Management Services to such Advisory Client by the Company).

(g) With respect to each Advisory Client, each investment made by the Company on behalf of such Advisory Client has been made, in all material respects, in accordance with such Advisory Client’s investment policies, guidelines and restrictions set forth in (or otherwise provided to the Company pursuant to or in connection with) its Advisory Contract in effect at the time the investments were made (and, with respect to each Advisory Client that is a collective investment vehicle or sponsor of a Wrap Program, each investment has been made in all material respects in accordance with such Advisory Client’s investment policies, guidelines and restrictions set forth in its offering documents, constituent documents and marketing materials, in each case as in effect at the time the investments were made), and has been held thereafter, in all material respects in accordance with such investment policies, guidelines and restrictions.

(h) Except for the Fund, there are no collective investment vehicles (including any general or limited partnership, limited liability company, trust, company or commingled fund) organized in any jurisdiction (a) sponsored or promoted by the Company, any of its Subsidiaries, Sosnoff or any Seller or (b) for which the Company, any of its Subsidiaries, Sosnoff or any Seller acts as a general partner, trustee or managing member (or in a similar capacity), principal underwriter or distributor. Schedule 6.21(h) sets forth a true, correct and complete list, as of the Base Date of: (i) the capital commitments under management (or similar measure kept in the ordinary course), calculated as required by the applicable Fund Agreement; (ii) the stated fees payable to the Company or any of its Subsidiaries under such Fund Agreement; (iii) the terms of any fee waivers; and (iv) the terms of any expense reimbursement (or assumption) arrangements or unreimbursed payments being made by the Company or any of its Subsidiaries to brokers, dealers or other Persons with respect to the distribution of shares of, or services provided to shareholders of, such Fund. A copy of the offering document for the Fund has been provided to the Buyer by the Company prior to the date hereof. The Fund is, and its Fund Agreement has been, operated in compliance in all material respects with applicable Law and its respective investment objectives, policies and restrictions, as set forth in its private placement memorandum or other offering documents. All material notifications to all Governmental Authorities required by applicable Laws have been made to permit such activities as are carried out by the Fund and all material Licenses required by all applicable Laws have been obtained.

6.22 Business; Registrations.

(a) The Company and its Subsidiaries (other than the Fund) have at all times since their respective formations been engaged solely in the business of providing Investment Management Services.

(b) Each of the Company and AS Management has at all times since December, 1984 been duly registered as an investment adviser under the Advisers Act. Each of the Company and AS Management is duly registered, licensed and qualified as an investment adviser in all jurisdictions where such registration, licensing or qualification is required in order to conduct the material aspects of its business. The Company has delivered or made available to the Buyer true and complete copies of its and AS Management’s most recent Form ADV, as amended to date, and all of their other foreign and domestic registration forms, likewise as amended to date. The information contained in such forms was true and complete in all material respects at the time of filing and the Company and AS Management has made all amendments to such forms as it is required to make under applicable Laws, as applicable. The Company’s and AS Management’s investment adviser representatives (as such term is defined in Rule 203A-3(a) under the Advisers Act) have all material permits, registrations, licenses, franchises, certifications and other approvals (collectively, “Licenses”) required from all Governmental Authorities in order for them to conduct the business presently conducted by the Company and such representatives in the manner presently conducted. All of the Licenses currently held by the Company or any of the Sellers or any other member of the board of managers, officer or employee of the Company, are identified on Schedule 6.22(b) hereto opposite the respective names of the Persons holding such Licenses.

(c) None of the Company, the Sellers, Sosnoff or, to the Knowledge of the Company, any other Person “associated” (as defined under the Advisers Act) with the Company, has been convicted of any crime or is or has engaged in any conduct that would be a basis for (i) denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act or Rule 206(4)-4(b) thereunder, or ineligibility to serve as an associated person of an investment adviser, (ii) being ineligible to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company pursuant to Section 9(a) or 9(b) of the Investment Company Act or (iii) being ineligible to serve as a broker-dealer or an associated person of a broker-dealer pursuant to Section 15(b) of the Exchange Act, and to the Knowledge of the Company, there is no proceeding or investigation that is reasonably likely to become the basis for any such ineligibility, disqualification, denial, suspension or revocation.

(d) None of the Company, any of its Subsidiaries or any of its representatives (including without limitation Sosnoff and the Sellers) is subject to any material limitation imposed in connection with one or more of the Licenses required to be identified on Schedule 6.22(d) hereto. Since January 1, 2007, neither the Company nor or any of its Subsidiaries has been a “broker” or “dealer” within the meaning of the Exchange Act. Since January 1, 2007, neither the Company nor any of its Subsidiaries has at any time been a “commodity pool operator” or “commodity trading adviser” within the meaning of the Commodity Exchange Act, or a trust company. None of the Company or any of the Subsidiaries, Sosnoff or any of the Sellers, nor any of the Company’s or any of its Subsidiaries’ other members of the board of managers, officers or employees, is registered or required to be registered as a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, a counseling officer, an insurance agent, a sales person or in any similar capacity with the SEC, the Commodity Futures Trading Commission, the National Futures Association, the NASD or the securities commission of any state or any self-regulatory body. Except as set forth on Schedule 6.22(d), no person other than a full-time employee of the Company or AS Management renders Investment Management Services to or on behalf of Advisory Clients of the Company or any of its Subsidiaries or solicits Advisory Clients with respect to the provision of Investment Management Services by the Company or any of its Subsidiaries.

(e) The Company and its Subsidiaries have adopted a written policy regarding insider trading and conflicts of interest and a Code of Ethics which complies, and for at least the thirty-six (36) months preceding the date hereof has complied, in all material respects with all applicable provisions of Section 204A of the Advisers Act, and a true and complete copy of which has been delivered to the Buyer prior to the date hereof. All employees of the Company and its Subsidiaries have executed acknowledgments that they are bound by the provisions of such Codes of Ethics and insider trading and conflicts policies. The policies of the Company and its Subsidiaries with respect to avoiding conflicts of interest are as summarized in the Company’s and AS Management’s most recent Form ADV or incorporated by reference therein, and such disclosure is sufficient to comply, in all material respects, with the requirements of Form ADV. There have been no material violations or allegations of material violations of such Codes of Ethics, insider trading policies or conflicts policies.

6.23 Affiliate Transactions. Except as set forth on Schedule 6.23, none of the Sellers, any Affiliate of any Seller, any officer, member, director or Affiliate of the Company or any of its Subsidiaries and any Immediate Family Member of any of the foregoing Persons is a party to or the beneficiary of any Contract with the Company or any of its Subsidiaries or has any interest in any property used by the Company or any of its Subsidiaries.

6.24 Brokers. Except for the fees, costs and expenses set forth on Schedule 6.24, which will be paid by the Company at or prior to the Closing and shall be deemed a Transaction Expense hereunder if not so paid by the Company prior to Closing, there are no claims for brokerage fees, costs and expenses, commissions, finders’ fees, costs and expenses, financial advisory fees, costs and expenses or similar compensation in connection with the Contemplated Transactions based on any Contract made by or on behalf of the Company.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth in the Buyer Disclosure Schedules or the Buyer SEC Reports, the Buyer represents and warrants to the Sellers as follows:

7.1 Corporate Organization. The Buyer has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of organization. The Buyer has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted. The Buyer is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which it is required to be so licensed or qualified, except where failure to be so licensed or qualified would not have a Buyer Material Adverse Effect.

7.2 Due Authorization. The Buyer has all requisite power and authority to execute and deliver each Transaction Document to which it is or will be a party and to consummate the Contemplated Transactions. The execution and delivery by the Buyer of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions has been duly and validly authorized and approved by the Buyer, and no other proceeding, consent or authorization on the part of the Buyer is necessary to authorize any Transaction Document to which it is or will be a party or the Contemplated Transactions. Each Transaction Document to which the Buyer is or will be a party, has been or will be duly and validly executed and delivered by the Buyer and constitutes or will constitute a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, subject to the Enforceability Exceptions.

7.3 No Conflict. The execution and delivery by the Buyer of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions do not and will not:

(a) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach, violation, conflict or default under, or accelerate the performance required, in each case in any material respect, or result in the termination of or give any Person the right to terminate, any material Contract to which the Buyer is a party or by which any of the Buyer’s assets are bound;

(b) assuming compliance with the matters addressed in Section 7.4, breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of, conflict or default under, in each case in any material respect, any applicable material Law or Order binding upon or applicable to the Buyer;

(c) violate or conflict with the Organizational Documents of the Buyer; or

(d) result in the creation or imposition of any material Lien, with or without notice or lapse of time or both, on any assets of the Buyer.

7.4 No Authorization or Consents Required. Assuming the truth and completeness of the representations and warranties of the Sellers contained in this Agreement, no notice to or consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required by the Buyer with respect to the Buyer’s execution or delivery of any Transaction Document to which it is in will be a party or the consummation of the Contemplated Transactions, except for (a) the applicable requirements of the HSR Act and (b) as otherwise disclosed on Schedule 7.4.

7.5 Capitalization.

(a) As of the date of this Agreement, the authorized Capital Stock of the Buyer consists of (i) 100,000,000 shares of preferred stock, par value, $0.01 per share (the “Preferred Stock”), (ii) 1,000,000,000,000 shares of Buyer Common Stock and (iii) 1,000,000 shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”). As of the close of business on February 26, 2010, (A) no shares of Preferred Stock were issued and outstanding, (B) 16,829,060 shares of Buyer Common Stock (including shares of Buyer Common Stock subject to vesting or other lapse restrictions (“Restricted Stock”) were issued and outstanding, (C) 55 shares of Class B Common Stock were issued and outstanding, and (D) 8,491,294 shares of Buyer Common Stock were reserved pursuant to the terms of restricted stock units entitling the holder thereof to shares of Buyer Common Stock (“RSUs”). From the close of business on

February 26, 2010 until the date of this Agreement, other than pursuant to this Agreement, no shares of Preferred Stock, Buyer Common Stock or Class B Common Stock have been issued, except for shares of Buyer Common Stock issued pursuant to the terms of RSUs, and no options or RSUs have been granted. All the issued and outstanding shares of Capital Stock of the Buyer have been duly and validly authorized and issued and there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Capital Stock of the Buyer to which the Buyer is a party or is bound. Except as set forth on Schedule 7.5, the Buyer has no authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with equityholders of the Buyer on any matter, and there are no Contracts to which the Buyer is a party or by which it is bound to (a) repurchase, redeem or otherwise acquire any Capital Stock of, or other equity or voting interest in, the Buyer, or (b) vote or dispose of any Capital Stock of the Buyer. No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of Capital Stock of the Buyer.

(b) The shares of Buyer Common Stock to be issued hereunder (if any) will, when issued, be duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights.

7.6 SEC Documents

(a) Each Buyer SEC Report filed prior to the date hereof complied, as of its respective date, in all material respects with the Securities Exchange Act of 1934, as amended, and the Securities Act and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Report. Except to the extent that information contained in any of the Buyer SEC Reports filed and publicly available prior to the date hereof has been revised or superseded by a Buyer SEC Report filed or furnished prior to the date hereof, none of such Buyer SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements of the Buyer included in the Buyer SEC Reports filed prior to the date hereof complied in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods presented and fairly presented the financial position of the Buyer as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited financial statements, to the absence of footnotes and to year-end adjustments which are immaterial in amount).

7.7 Financing. The Buyer has, as of the date hereof, and shall have on the Closing Date, sufficient funds to enable the Buyer to consummate the transactions contemplated by this Agreement.

7.8 Litigation. There are no pending or, to the Knowledge of the Buyer, threatened material Actions before or by any Governmental Authority against the Buyer that would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. The Buyer is not subject to any outstanding Order that prohibits or otherwise impairs in any material respect the ability of the Buyer to consummate the Contemplated Transactions.

7.9 Investment Purpose. The Buyer is acquiring the Interests for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws.

7.10 Compliance with Laws. The Buyer and its Subsidiaries have been and are in material compliance with all Laws and Orders (including all Environmental Laws and Labor Laws) to which the Buyer and its Subsidiaries are subject, except where the failure to comply, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Buyer and its Subsidiaries, taken as a whole. Neither the Buyer nor any of its Subsidiaries have received written notice from any Governmental Authority that it is not in compliance with any applicable Law or Order (including any applicable Environmental Law or Labor Law) except for such non-compliance as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Buyer and its Subsidiaries, taken as a whole.

7.11 Absence of Certain Developments. Since September 30, 2009, there has not been any Buyer Material Adverse Effect and no circumstance has arisen which, individually or in the aggregate, would reasonably be expected to have a Buyer Material Adverse Effect.

7.12 Brokers. Except for the fees, costs and expenses set forth on Schedule 7.12, which will be paid by the Buyer or its Affiliate at or prior to the Closing, there are no claims for brokerage fees, costs and expenses, commissions, finders’ fees, costs and expenses, financial advisory fees, costs and expenses or similar compensation in connection with the Contemplated Transactions based on any Contract made by the Buyer or any of its Affiliates.

7.13 Buyer’s Reliance. The Buyer acknowledges that except for the representations and warranties contained in this Agreement or any certificate delivered pursuant hereto, neither the Sellers, Sosnoff nor any other Person has made, and the Buyer has not relied on, any other express or implied representation or warranty by or on behalf of the Sellers, Sosnoff and the Company.

7.14 ERISA Advisory Clients. Immediately following the Closing, the Company and its Subsidiaries will not, solely as a result of the Buyer’s ownership of Interests, be disqualified from relying on the QPAM Exemption with respect to transactions managed by the Company and its Subsidiaries due to the application of Section I(g) of the QPAM Exemption. To the Knowledge of the Buyer as of the date hereof, Schedule 7.14 identifies all Persons who, as of the Closing, would, as a result of the Buyer’s ownership of Interests, be “related” to the Company or any of its Subsidiaries for purposes of Part V(h)(ii) and clause (ii) of the last sentence of Part V(h) of the QPAM Exemption.

ARTICLE VIII

COVENANTS

8.1 Conduct of Business of the Company. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article XII, except as contemplated in this Agreement or expressly consented to in writing by the Buyer, the Company shall, and shall cause each of its Subsidiaries to, conduct its business and operations in the ordinary course of business consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all material Licenses, (iii) keep available the services of its members, officers and key employees, (iv) maintain good relationships with its Advisory Clients, vendors and others having material business relationships with it and (v) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable) in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as set forth in Schedule 8.1, or in order to comply with the express terms and obligations of this Agreement, the Sellers and Sosnoff shall cause the Company and its Subsidiaries not to, and the Company shall not and shall not permit any of its Subsidiaries to:

(a) except to effect the Recapitalization, amend its Organizational Documents (whether by merger, consolidation or otherwise);

(b) except to effect the Recapitalization, split, combine or reclassify any equity interests or other securities of the Company or any of its Subsidiaries (whether by merger, consolidation or otherwise);

(c) other than tax distributions and monthly profits distributions in the ordinary course of business consistent with historical past practice and the distribution of excess cash in amounts not to exceed the amount required to avoid a shortfall in the Company’s Net Working Capital at Closing, make any distribution in respect of or directly or indirectly repurchase, redeem or otherwise acquire any equity interests or other securities of the Company or any of its Subsidiaries or any securities convertible into or exercisable or exchangeable for any ownership interests or other security of the Company or any of its Subsidiaries (whether by merger, consolidation or otherwise);

(d) except to effect the Recapitalization, issue, deliver or sell any equity interests or other securities of the Company or any of its Subsidiaries (whether by merger, consolidation or otherwise), other than the issuance of any equity interests or other securities of any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company;

(e) except to effect the Recapitalization, amend any term of any equity interests or other securities of the Company or any of its Subsidiaries (whether by merger, consolidation or otherwise);

(f) incur any capital expenditures or any Liabilities in respect thereof, other than any capital expenditures that do not exceed $25,000 individually or $50,000 in the aggregate;

(g) acquire (by merger, consolidation or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than supplies in the ordinary course of business consistent with past practice;

(h) sell, lease or otherwise transfer, or create or incur any Lien on, any assets, securities, properties or interests of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice;

(i) acquire, sell, lease, license, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any Company Intellectual Property, or enter into any Material Contract, or take any action, with respect to any Company Intellectual Property outside the ordinary course of business consistent with past practice, or do any act or knowingly omit to do any act whereby any material Company Intellectual Property may become invalidated, abandoned, unmaintained, unenforceable or dedicated to the public domain;

(j) other than in connection with actions permitted by Section 8.1(f) or 8.1(g), make any loans, advances or capital contributions to, or investments in, any other Person;

(k) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness, other than the incurrence of trade indebtedness in the ordinary course of business consistent with past practice;

(l) adopt, establish, enter into, amend or terminate, or increase the benefits under, any Company Plan, or other employee benefit, plan, practice, program, policy or Contract that would be a Company Plan if in effect on the date hereof, in any case other than as may be required by the terms of such Company Plan or other plan, practice, program, policy or Contract as may be required by applicable Law or in order to qualify under Sections 401 and 501 of the Code or Section 409A of the Code;

(m) increase compensation or fringe benefits of any current or former member, officer, employee or consultant of the Company or any of its Subsidiaries;

(n) grant or increase any severance, retention, change-of-control or similar payments to any current or former member, officer, employee or consultant of the Company or any of its Subsidiaries;

(o) make any change with respect to its senior administrative, marketing, portfolio management and supervisory personnel, or hire or terminate any such Person;

(p) extend credit or renew or forgive a previously existing extension of credit (either directly or indirectly) for the benefit of any Covered Person;

(q) enter into any Contract that limits or otherwise restricts in any material respect the Company, any Subsidiary of the Company or any of their respective Affiliates or any successor thereto or that would reasonably be expected, after the Closing, to limit or restrict in any material respect the Company, any of its Subsidiaries, the Buyer or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person;

(r) enter into, amend or modify in any material respect or terminate any Material Contract (other than an Advisory Contract) or IP License, in each case other than in the ordinary course of business consistent with past practice, or otherwise waive, release or assign any material rights, claims or benefits thereto of the Company or any of its Subsidiaries;

(s) change any methods of accounting, except as required by changes in GAAP as agreed to by its independent public accountants;

(t) settle (i) any material Action involving or against the Company or any of its Subsidiaries or (ii) any Action that relates to the Contemplated Transactions;

(u) amend, modify or waive any rights under, in any material respect, any Advisory Contract (including by entering into or amending any side letter relating thereto) other than (i) a reduction in the fee payable thereunder which is reflected in the applicable Advisory Contract Value and (ii) amendments, modifications and waivers in the ordinary course of business that are not adverse to the Company in any material respect (it being understood that, without limitation, the addition of or changes to “most-favored nation” clauses and changes in the manner in which fees are computed (e.g. changing from variable fees to fixed fees) shall be deemed adverse changes that are material to the Company);

(v) accelerate the billing or other realizations of advisory fees payable to the Company or its Subsidiaries or delay the payment of Liabilities beyond the ordinary course of business consistent with past practice; or

(w) agree, commit or offer to do any of the foregoing.

8.2 Access to Information. From the date hereof until the earlier of the Closing Date or the date this Agreement terminates in accordance with Article XII, the Company shall, and shall cause each of its Subsidiaries to (a) give the Buyer, its counsel, financial advisors, auditors and other representatives reasonable access to the offices, properties, books and records of the Company and its Subsidiaries; (b) furnish to the Buyer, its counsel, financial advisors, auditors and other representatives such information relating to the Company or any of its Subsidiaries as may be reasonably requested; and

(c) instruct the employees, counsel, accountants and other advisors of the Company or any of its Subsidiaries to cooperate with the Buyer in its investigation of the Company and any of its Subsidiaries provided that any such access and review shall be granted and conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. Notwithstanding anything to the contrary in this Agreement, neither the Sellers, Sosnoff nor the Company shall be required to disclose any information to the Buyer or its counsel, advisors or representatives if doing so could in the written opinion of outside counsel to the Sellers delivered to the Buyer (i) violate any agreement or Law to which the Sellers, Sosnoff, the Company or its Subsidiaries is a party or to which Sellers, Sosnoff, the Company or its Subsidiaries is subject or (ii) result in the waiver of any legal privilege or work product protection of the Sellers, Sosnoff or any of their Affiliates. Any information provided pursuant to this Section 8.2 shall be subject to the terms of the Confidentiality Agreement, dated September 23, 2009, between the Company and Buyer (the “Confidentiality Agreement”). The Confidentiality Agreement shall terminate automatically, without any action by any party, upon the Closing.

8.3 Confidentiality. After the Closing, each Seller and Sosnoff shall hold and shall cause each of their respective Affiliates to hold, and each such Person shall use its reasonable efforts to cause its and its Affiliates’ respective officers, members, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process, Order or by other requirements of Law or the rules of any nationally recognized stock exchange, all confidential documents and information concerning the Company and its Subsidiaries, except to the extent that such information can be shown by such Person to have been (a) previously known on a nonconfidential basis by such Person; (b) in the public domain through no fault of such Person or its Affiliate or (c) later lawfully acquired by such Person from sources other than those related to its prior ownership of the Company and its Subsidiaries. The obligation of each Seller and Sosnoff to hold and to cause their Affiliates to hold any such information in confidence shall be satisfied if it exercises at least the same care with respect to such information as it would take to preserve the confidentiality of its own similar information.

8.4 Non-Competition; Non-Solicitation.

(a) In order for the Buyer to have and enjoy the full benefit of the businesses of the Company and each of its Subsidiaries, and as a material inducement to the Buyer to enter into this Agreement (without such inducement the Buyer would not have entered into this Agreement), for a period of five years commencing on the Closing Date (subject to any expressed limitations or exceptions to this Section 8.4 set forth in the applicable Services Agreement), Sosnoff and each Seller (each a “Restricted Person”) shall not, directly or indirectly (whether by himself or itself, through an Affiliate or in partnership or conjunction with, or as an employee, officer, director, manager, member, owner, consultant or agent of, any other Person):

(i) undertake, participate or carry on or be engaged or have any financial or other interest in, or in any other manner advise or assist any other Person in connection with the operation of, a Competing Business anywhere in the world;

(ii) solicit, entice, encourage or intentionally influence, or attempt to solicit, entice, encourage or influence, any employee of the Buyer, the Company or any of their respective Affiliates to resign or leave the employ of the Buyer, the Company or any of their respective Affiliates or otherwise hire, employ, engage or contract any such employee to perform services other than for the benefit of the Buyer, the Company or any of their respective Affiliates; or

(iii) solicit, entice, encourage, influence accept payment from, or attempt to solicit, entice, encourage, influence or accept payment from, any client of the Buyer, the Company or any of their respective Affiliates (including any Person who has been a client of the Company or any of its Subsidiaries at any time during the period of 12 months before the Closing) to alter, reduce or terminate its business relationship with the Buyer, the Company or any of their respective Affiliates for the direct or indirect benefit of any Competing Business.

(b) Notwithstanding Section 8.4(a), none of the following activities shall constitute a violation of Section 8.4(a): (i) a Restricted Person holding not more than 5% of the outstanding securities of any class of any publicly-traded securities of a company that is engaged in a Competing Business; or (ii) a Restricted Person being employed by a Person if the portion of the business of such Person in which such Restricted Person is engaged does not, itself, constitute a Competing Business.

(c) Notwithstanding anything to the contrary set forth herein (including Section 13.9), in the event of a breach of any of the provisions of Section 8.4(a) (the “Restrictive Covenants”):

(i) the Buyer and its Affiliates (including the Company and each of its Subsidiaries) shall have the right and remedy to seek, without regard to any other available remedy, to have (A) the Restrictive Covenants specifically enforced by any court of competent jurisdiction, and (B) issued an injunction restraining any such breach without posting of a bond; it being understood that any breach of any of the Restrictive Covenants would cause irreparable and material Loss to the Buyer and its Affiliates (including the Company and each of its Subsidiaries), the amount of which cannot be readily determined and as to which neither Buyer nor any of its Affiliates (including the Company and each of its Subsidiaries) will have any adequate remedy at law or in damages;

(ii) it is the desire and intent of the parties hereto that the Restrictive Covenants be enforced to the fullest extent permissible under the Laws, Orders and public policies applied in each jurisdiction in which enforcement is sought and if any Restrictive Covenant shall be adjudicated finally to be invalid or unenforceable, such Restrictive Covenant shall be deemed amended to the extent necessary in order that such provision be valid and enforceable, the remainder of such Restrictive Covenant shall not thereby be affected and shall be given full effect without regard to invalid portions and such amendment shall apply only with respect to the operation of the Restrictive Covenant in the particular jurisdiction in which such adjudication is made; and

(iii) the parties acknowledge and agree that the Restrictive Covenants are necessary for the protection and preservation of the value and the goodwill of the Buyer’s, the Company’s and each of its Subsidiaries’ businesses and are reasonable and valid in geographical and temporal scope and in all other respects.

8.5 Public Announcements. Other than (i) an initial press release announcing the Contemplated Transactions in substantially the form attached hereto as Exhibit F, (ii) an investor presentation in the form attached hereto as Exhibit G, (iii) those forms of written Advisory Client consent letters approved by the Buyer and the Company pursuant to Section 8.8 hereof, and (iv) statements consistent with the disclosures set forth in such press release, investor presentation and Advisory Client consent letters, no party hereto will issue or cause the publication of any press release or other public announcement or Advisory Client communication with respect to, or make statements to Advisory Clients in connection with, this Agreement or the Contemplated Transactions without the prior written consent of the other parties hereto; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release, investor presentation or public announcement to the extent that such disclosure is required by Law or Order, upon advice of counsel, in which case the party making such determination will, if practicable under the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance or publication.

8.6 Filings and Authorizations; Consummation.

(a) The Sellers, the Company, Sosnoff and the Buyer shall use their respective reasonable best efforts to obtain the authorizations, consents, Orders and approvals necessary for their execution and delivery of, and the performance of their obligations pursuant to each Transaction Document. Each party hereto agrees to make an appropriate filing of a Pre-Merger Notification and Report Form under the HSR Act with respect to the transactions contemplated by this Agreement within ten Business Days after the date hereof, to request early termination of the applicable waiting period and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The Sellers, the Company, Sosnoff and the Buyer shall use their respective reasonable best efforts to secure the expiration or termination of any waiting periods under the HSR Act and to obtain such other approvals of and take such action with respect to any Governmental Authority, as may be necessary to consummate the transactions contemplated by this Agreement; provided, however, that, notwithstanding anything to the contrary, in no event shall the Buyer or any of its Affiliates be required to (a) commence or threaten to commence litigation; (b) agree to hold separate, divest, license or cause a third party to purchase, any of the assets or businesses of the Buyer, the Company or any of their respective Affiliates; or (c) otherwise agree to any restrictions on the businesses of the Buyer, the Company or any of their respective Affiliates in connection with avoiding or eliminating any restrictions to the consummation of the transactions contemplated by this Agreement under any applicable Law or Order. The parties hereto shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in this Section 8.6. The parties hereto shall use commercially reasonable efforts to supply such reasonable assistance as may be reasonably requested by any other party hereto in connection with the foregoing. The Buyer shall timely pay all fees in connection with any filings pursuant to the HSR Act.

(b) Each of the Company and AS Management shall, as promptly as practicable following each of the date hereof and the Closing Date, file an amendment to its registration on Form ADV under the Advisers Act (and each of its other registrations under any other federal, state or local Laws, to the extent necessary or advisable under such Laws) to reflect changes to the information contained therein resulting from the Contemplated Transactions.

8.7 Exclusivity. Until the earlier of the Closing and such time as this Agreement is terminated in accordance with Article XII, except for the Contemplated Transactions, each of the Company, Sosnoff and the Sellers shall not, and each shall cause its and its Affiliates’ respective directors, officers and other representatives not to, directly or indirectly, solicit, encourage or enter into any negotiation, discussion or Contract, with any party, with respect to the sale of the Interests or all or any material portion of the assets of the Company or any of its Subsidiaries, or any merger, recapitalization or similar transaction with respect to the Company or any of its Subsidiaries or any of their respective businesses.

8.8 Advisory Client Consents.

(a) As soon as reasonably practicable, but in any event within ten (10) Business Days, after the date hereof (or, in the case of an Advisory Contract entered into following the date hereof, after the date of such Advisory Contract), the Company shall notify in writing its existing Advisory Clients and shall cause AS Management to notify its existing Advisory Clients as of the date hereof (in each such case, in the case of a Wrap Program, including pursuant to this Section 8.8(a) the sponsor of such Wrap Program, but not the underlying investors in such program (who are addressed below)) of the Purchase and the deemed “assignment” of such Advisory Client’s Advisory Contract that will result from the Purchase, and shall (i) request (by letter in the form of Exhibit H) the written consent of such Advisory Client to such deemed assignment of its Advisory Contract, in the case of each such Advisory Client who is party to an Advisory Contract which does not terminate automatically (or give rise to an Advisory Client termination right thereunder) (by its terms and/or under applicable Law) as a result of the Purchase, or (ii) request (by written letter in form and substance reasonably satisfactory to the Buyer) that such Advisory Client waive in writing those provisions of its Advisory Contract that otherwise would result in such Advisory Contract terminating automatically (or the Advisory Client having a right of termination thereunder) as a result of the Purchase and provide the written consent of such Advisory Client to such deemed assignment of its Advisory Contract, in the case of any such Advisory Client who is party to an Advisory Contract that otherwise would by its terms (but not otherwise under applicable Laws) terminate automatically (or give rise to an Advisory Client termination right thereunder) as a result of the Purchase.

(b) As soon as reasonably practicable after the date hereof (or, in the case of an Advisory Contract entered into following the date hereof, after the date of such Advisory Contract), the Company or AS Management, as applicable, shall use commercially reasonable efforts to cause each Advisory Client that is a sponsor of a Wrap Program to obtain, or permit the Company or AS Management to seek to obtain directly, from each underlying investor participating in such Wrap Program other than a UMA Participant (by written letter in form and substance reasonably satisfactory to the Buyer and the Company) (i) such Advisory Client’s written consent, or (ii) solely if written consent is required neither under the terms of the master Advisory Contract with the applicable Wrap Program sponsor nor the Advisory Contract between the Company or AS Management or such Wrap Program sponsor, as applicable, and such underlying investor participating in such Wrap Program, the “negative” consent of such underlying investor in such Wrap Program, in either such case to the deemed “assignment” of such Advisory Client’s Advisory Contract that will result from the Purchase.

(c) As soon as reasonably practicable after the date hereof, the Company shall use its commercially reasonable efforts to cause the Fund to (i) send a notice (by written letter in form and substance reasonably satisfactory to the Buyer) to such Fund’s underlying investors or beneficiaries therein, as applicable, announcing the entry by the Company into this Agreement and the Contemplated Transactions and (ii) (A) obtain any necessary consents from such Fund’s underlying investors or beneficiaries therein, as applicable, (B) comply with its obligations under applicable Law, and (C) otherwise comply with the Fund Agreement.

(d) (i) With respect to any Advisory Contract with an Advisory Client other than a Wrap Program sponsor or the Fund (including an underlying investor in a Wrap Program other than a UMA Participant) that by its terms (and in the case of a Wrap Program participant, by the terms of the master Wrap Program Advisory Contract relating thereto) does not require the “written” or “express” consent of the Advisory Client party thereto to a deemed assignment of such Advisory Contract, such Advisory Client’s consent shall be deemed given for purposes of this Agreement (notwithstanding the fact that the Advisory Client party to such Advisory Contract shall have failed to return a countersigned letter providing such Advisory Client’s consent to the deemed assignment of such Advisory Client’s Advisory Contract resulting from the Purchase hereby) forty-five (45) days after the sending to such Advisory Client of, written letter provided for pursuant to Section 8.8(a) or (b) in form and substance reasonably acceptable to the Buyer if such Advisory Client has not objected to the deemed assignment of its Advisory Contract resulting from the Purchase (and does not subsequently so object prior to the Closing) and has continued to accept Investment Management Services from the Company or AS Management for such forty-five (45) day period (and thereafter through the Closing), or shall have entered into a new Advisory Contract in accordance with this Section 8.8; provided, however, that if, despite commercially reasonable efforts of the Company or AS Management, as applicable, a sponsor of a Wrap Program sends a written notice to the underlying investors participating in such Wrap Program in a form not consistent with that desired by the Company and the Buyer, such notice and such underlying investor’s assets not being withdrawn shall (commencing 45 days following delivery of such notice) be deemed satisfactory for purposes of clause (b)(y) of the definition of “Consent” hereunder unless such notice letter and consent fails to comport with the requirements of the relevant master Advisory Contract and the relevant Advisory Contract with the underlying investor, provided, that the Company has in its certificate delivered to the Buyer pursuant to Section 10.9(b) hereof represented and warranted to the Buyer that Consent has been obtained with respect to such underlying investor in accordance with such contracts and applicable Law.

(ii) With respect to any Advisory Contract with an Advisory Client (including each Wrap Program sponsor, and including any underlying investor in a Wrap Program other than a UMA Participant that is a party to such an Advisory Contract) that (A) by its terms requires the “written” or “express” consent of the Advisory Client party thereto to a deemed assignment of such Advisory Contract, and/or (B) would by its terms (but not otherwise under applicable Laws) terminate automatically (or give rise to an Advisory Client termination right thereunder) as a result of the Purchase, such Advisory Client’s consent shall be deemed given for purposes of this Agreement solely in the event that such Advisory Client has returned to the Company such Advisory Client’s executed written consent indicating such Advisory Client’s consent to the deemed assignment of such Advisory Client’s Advisory Contract resulting from the Purchase, and such Advisory Client’s written waiver of those provisions of its Advisory Contract that otherwise would result in such Advisory Contract terminating automatically (or the Advisory Client having a right of termination hereunder) as a result of the Purchase (in the case of those Advisory Contracts described in clause (B)), which consent and (if applicable) waiver has been duly obtained by the Company under all applicable Laws and has not been subsequently withdrawn or such Advisory Client shall have entered into a new Advisory Contract in accordance with this Section 8.8.

(e) Nothing contained in this Agreement shall require, or, subject to Section 8.1(u), without the Buyer’s prior written consent permit, the Company, Sosnoff or any of the Sellers to offer Advisory Clients (or otherwise agree to) fee reductions or similar concessions in connection with obtaining consents of Advisory Clients to the deemed “assignment” of their Advisory Contracts. Prior to the Closing, the Buyer agrees that it will not (and it will not cause any of its Affiliates to) contact, in writing or otherwise, any Advisory Client of the Company (or any Person who acts as an adviser or “gatekeeper” for any such Advisory Client) in connection with the transactions contemplated by this Agreement without the prior approval of the Company.

8.9 Further Assurances. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Article XII, each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and of each Transaction Document and the Contemplated Transactions. Each party shall, on or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the Contemplated Transactions, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the Contemplated Transactions.

8.10 Transfer of Interests. Except to effect the Recapitalization, from the date hereof until the Closing Date:

(a) each Seller agrees that it shall not sell, lease or otherwise transfer beneficial or record ownership of, or create or incur any Lien on, any membership interests of the Company without the prior written consent of the Buyer; and

(b) Sosnoff agrees that he shall not sell, lease or otherwise transfer beneficial or record ownership of, or create or incur any Lien on, his interests in the Capital Stock of MTS Holding Corp. without the prior written consent of the Buyer.

8.11 Termination of Affiliate Transactions. On or before the Closing Date, except for Liabilities relating to the Services Agreements, all Liabilities, the Company or any of its Subsidiaries, on the one hand, and one or more of its Affiliates (including the Sellers and Sosnoff but not including the Company and any of its Subsidiaries), on the other hand, including any and all Contracts (other than any Transaction Document) between the Company or any of its Subsidiaries, on the one hand, and one or more of its Affiliates (including the Sellers and Sosnoff but not including the Company and any of its Subsidiaries), on the other hand, shall be terminated in full, without any Liability to the Buyer, the Company or any of their respective Affiliates following the Closing.

8.12 Release. Effective as of the Closing, each Seller and Sosnoff hereby unconditionally and irrevocably waives any claims that such Person, in its capacity as a holder of Interests, has or may have in the future against the Company or any of its Subsidiaries and releases, on its own behalf and on behalf of its successors and assigns, the Company, its Subsidiaries and their respective Affiliates, members and officers, from any and all pre-closing Actions with respect thereto.

8.13 Listing of Buyer Common Stock. Prior to the payment of the Contingent Payment, the Buyer shall deliver an application to the NYSE to have the shares of Buyer Common Stock to be issued hereunder, if any, listed on the NYSE, such listing to be effective prior to the payment of the Contingent Payment. The Buyer shall pay, or cause to be paid, all documentary and similar Taxes levied under the Laws of any applicable jurisdiction in connection with the issuance of the Buyer Common Stock and will hold harmless the Sellers, without limitation as to time, against any and all liabilities with respect to all such Taxes.

8.14 Recapitalization. Each Seller and Sosnoff shall cause the Company to effect the Recapitalization immediately prior to the Closing and in connection therewith, each Seller shall adopt and enter into a first amended and restated operating agreement of the Company in form and substance satisfactory to the Buyer.

8.15 MTS Liquidation. Sosnoff shall cause MTS Holding Corp. to effect the MTS Liquidation immediately following the purchase and sale of the Purchased Interests. After the MTS Liquidation Sosnoff will accede to all rights and obligations of MTS Holding Corp. under this Agreement and Transaction Documents, including any rights and obligations of MTS Holding Corp. under Section 2.4 and Article XIII.

8.16 Admission of Sosnoff. Immediately after the MTS Liquidation, the Sellers shall take all steps necessary and proper to admit Sosnoff as a member of the Company, it being understood that, upon such admission, Sosnoff shall assume any and all obligations and responsibilities of a member of the Company as provided for in the Second Amended and Restated Operating Agreement.

8.17 Indebtedness. The Sellers and Sosnoff shall cause the Company and its Subsidiaries to have no Indebtedness as of the Closing.

8.18 Variable Fund Withdrawal. The Company shall use its reasonable best efforts to cause the limited partners of the Fund to adopt and effect amendments to the agreement of limited partnership of the Fund (the “LPA”), in form and substance satisfactory to the Buyer, whereby (i) Section 5.3 of the LPA shall be amended to require the approval of a majority of the total capital accounts of all of the limited partners of the Fund to any assignment of the Company and (ii) Section 5.16 of the LPA shall be amended to require the approval of a majority of the total capital accounts of all of the limited partners of the Fund to force the withdrawal of the general partner of the Fund ((i) and (ii) collectively, the “Fund Amendment”).

8.19 Updated Disclosure. The Company shall deliver to the Buyer by no later than 8:00 a.m. local time on the second (2nd) Business Day prior to the Closing Date a true and complete schedule of changes (the “Update Schedule”) to any of the information contained in the schedules of the Company to this Agreement (including changes to any other representations or warranties in Articles IV, V and VI as to which no schedules have been created as of the date hereof but as to which a schedule would have been required hereunder to have been created on or before the date hereof if such changes had existed on the date hereof), which changes are required as a result of events or circumstances occurring subsequent to the date hereof which would render any representation or warranty inaccurate or incomplete at any time after the date of this Agreement until the Closing Date, which Update Schedule shall be dated as of the Closing Date (and for avoidance of doubt may be updated by the Company in writing to reflect any additional changes which occur between the date of initial delivery of the Update Schedule through the Closing Date, subject to the Buyer having a reasonable period of time thereafter in which to review such changes not to exceed two (2) Business Days). No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement for purposes of determining the fulfillment of the condition precedent set forth in Section 10.1 or alter in any respect the rights of the Buyer Indemnified Parties to seek and obtain indemnification pursuant to Article IX or XIII.

ARTICLE IX

TAX MATTERS

9.1 Tax Covenants. From the date hereof to the Closing Date, each of the Company and its Subsidiaries shall, and the Sellers shall, with respect to the Company and its Subsidiaries:

(a) properly reserve (and reflect such reserve in its books and records and Financial Statements), in the ordinary course of business consistent with past practice, for all Taxes payable by it for which no Post-Signing Return is due prior to the Closing Date; and

(b) promptly notify the Buyer of any material federal, state, local or foreign income or franchise, Action or audit pending or threatened against or with respect to the Company or any of its Subsidiaries (or the income or assets thereof) in respect of any Tax matter, including Tax Liabilities and refund claims, and not settle or compromise any such Tax matter or Action without the Buyer’s consent.

9.2 Tax Indemnification.

(a) Indemnification by the Sellers. From and after the Closing, the Sellers shall indemnify the Buyer, the Company, the Company’s Subsidiaries and their respective Affiliates (collectively, the “Tax Indemnified Buyer Parties”) against and hold them harmless from any and all Losses suffered or incurred (each a “Tax Loss” and collectively, the “Tax Losses”) arising out of (i) Taxes payable by or with respect to the operations of the Company or its Subsidiaries for periods or portions thereof ending on or before the Closing Date (“Pre-Closing Taxes”), (ii) without duplication, Taxes imposed on a Tax Indemnified Buyer Party as a result of (x) a breach of a representation or warranty set forth in Section 6.11 or (y) a breach of a covenant or agreement set forth in Article IX; provided, that for purposes of this clause (ii) of this Section 9.2(a) only, any breach of a representation, warranty, covenant or agreement shall be determined without reference to any materiality qualifier with respect thereto, (iii) Taxes arising out of any Contemplated Transactions, (iv) Taxes or other payments required to be paid after the date hereof by the Company or any of its Subsidiaries to any party under any Tax Sharing Agreement (whether written or not) or by reason of being a successor-in-interest or transferee of another entity and (v) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company, any of its Subsidiaries, or any of their predecessors were members prior to the Closing Date by reason of liability under Treasury Regulation Section 1.1502-6, Treasury Regulation Section 1.1502-78 or comparable provision of foreign, state or local Tax Law.

(b) Indemnification by the Buyer. It is the intention of the parties hereto to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all Tax purposes, and the parties agree to file their Tax Returns accordingly, except as otherwise required by a change in applicable Tax Laws or a final determination.

9.3 Tax Indemnification Procedures.

(a) After the Closing, each party hereto shall promptly notify the other party (or the Representative as the case may be) in writing of any demand, claim or notice of the commencement of an audit received by such party from any Governmental Authority or any other Person with respect to Taxes for which the Sellers are liable pursuant to Section 9.2; provided, however, that a failure to give such notice will not affect the Tax Indemnified Buyer Parties’ rights to indemnification under this Article IX, except to the extent that such parties are actually prejudiced thereby. Such notice shall contain factual information (to the extent known) describing the asserted Tax Liability and shall include copies of the relevant portion of any notice or other document received from any Governmental Authority or any other Person in respect of any such asserted Tax Liability.

(b) Payment by the Sellers of any amount due to a Tax Indemnified Buyer Party under Article IX shall be made within ten days following written notice by the Tax Indemnified Buyer Party that payment of such amounts to the appropriate Governmental Authority or other applicable third party is due by the Tax Indemnified Buyer Party; provided that the Sellers shall not be required to make any payment earlier than five Business Days before it is due to the appropriate Governmental Authority or applicable third party. All amounts required to be paid pursuant to this Article IX shall be paid promptly in immediately available funds by wire transfer to a bank account designated by the Tax Indemnified Buyer Party. Any payments required pursuant to this Article IX that are not made within the time period specified in this Section 9.3 shall bear interest at a rate and in the manner provided in the Code for interest on underpayments of federal income Tax.

9.4 Tax Contests; Cooperation.

(a) In the case of any audit, claim for refund or administrative or judicial proceeding involving any asserted Tax Liability or refund with respect to the Company or any of its Subsidiaries (any such audit, claim for refund or proceeding relating to an asserted Tax Liability referred to herein as a “Contest”) after the Closing that relates solely to Taxes for which the Buyer is indemnified under Section 9.2(a), the Representative shall control the conduct of such Contest, but the Buyer shall have the right to participate in such Contest at its own expense, and the Representative shall not be able to settle, compromise or concede any portion of such Contest that is reasonably likely to affect the Tax Liability of the Company or its Subsidiaries for any taxable year (or portion thereof) beginning after the Closing Date without the consent of the Buyer, which consent shall not be unreasonably withheld, delayed or conditioned; provided, that if the Representative fails to assume control of the conduct of any such Contest within a reasonable period following the receipt by the Representative of notice of such Contest, the Buyer shall have the right to assume control of such Contest and shall be able to settle, compromise or concede such Contest in its sole discretion.

(b) In the case of a Contest after the Closing Date that relates both to Taxes for which the Buyer is indemnified under Section 9.2(a) and Taxes for which the Buyer is not indemnified under Section 9.2(a), the Buyer shall control the conduct of such Contest, but the Representative shall have the right to participate in such Contest at its own expense, and the Buyer shall not settle, compromise or concede such Contest without the consent of the Representative, which consent shall not be unreasonably withheld, delayed or conditioned.

(c) The Sellers and the Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. Each of the Sellers and the Buyer shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the Company and its Subsidiaries for any taxable period that includes the date of the Closing and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions or (ii) six (6) years following the due date (without extension) for such Tax Returns. After such time, before the Sellers or the Buyer shall dispose of any such documents in their possession (or in the possession of their Affiliates), the other parties shall be given an opportunity, after ninety (90) days prior written notice, to remove and retain all or any part of such documents as such other parties may select (at such other parties’ expense). Any information obtained under this Section 9.4 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

9.5 Section 754 Election. The parties shall cause an election under Section 754 of the Code to be made by the Company and each of its Subsidiaries for the taxable year that includes the Closing Date.

9.6 Certain Tax Reporting Matters. The parties shall treat the acquisition of Series A Interests pursuant to this Agreement for all Tax purposes as an acquisition of interests in an entity treated as a partnership from its partners, and shall file all Tax Returns in a manner consistent with such treatment.

9.7 Conveyance Taxes. The Sellers shall pay all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated in this Agreement and the Sellers and the Buyer shall jointly file all required change of ownership and similar statements.

9.8 FIRPTA Certificate. The Representative shall deliver to the Buyer at the Closing a certificate or certificates, in compliance with Treasury Regulations Section 1.1445-2, certifying that the transactions contemplated in this Agreement are exempt from withholding under Section 1445 of the Code.

9.9 Payroll Taxes and Income Tax Withholding.

(a) The parties acknowledge that the issuance to the New Members of Series A-1 Capital Interests pursuant to the Recapitalization is properly characterized as payment by the Company and MTS Holding Corp. to the New Members of compensation constituting wages, within the meaning of Sections 3121 and 3401 of the Code.

(b) Each New Member shall be responsible for the funding of any and all Employee Taxes payable in respect of such issuance, hereby authorizes the Buyer to pay to the Company on his behalf, out of amounts otherwise payable to such New Member under Section 2.1(b), such amounts as may be reasonably necessary to fund the deposit by the Company of such Employee Taxes, and indemnifies the Company, the Buyer, MTS Holding Corp., Sosnoff and each other New Member from and against any liability for such Employee Taxes. To the extent that such amounts are so applied, they will be treated for all purposes of this Agreement as having been paid to the New Member in respect of whom such payment was made.

(c) MTS Holding Corp. and Sosnoff shall be responsible for the funding of any and all Employer Payroll Taxes payable in respect of such issuance, and indemnify the Company, the Buyer, and each New Member from and against any liability for such Employer Payroll Taxes.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Buyer in writing) of the following conditions as of the Closing Date:

10.1 Representations and Warranties. Each of the Fundamental Representations shall be true and correct as of the date hereof and as of the Closing Date. Each of the other representations and warranties of the Sellers and Sosnoff contained in this Agreement that is not qualified by references to “material,” “material adverse effect,” “Material Adverse Effect” or any other materiality qualifications shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except with respect to representations and warranties which speak to an earlier date, in which case, as of such earlier date). Each of the other representations and warranties of the Sellers and Sosnoff contained in this Agreement that is qualified by references to “material,” “material adverse effect,” “Material Adverse Effect” or any other materiality qualifications shall be true and correct as of the date hereof and as of the Closing Date (except with respect to representations and warranties that speak to an earlier date, in which case, as of such earlier date).

10.2 Covenants and Agreements. The Company, the Sellers and Sosnoff shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by them prior to or on the Closing Date.

10.3 Material Adverse Effect. Since the date of the latest Audited Balance Sheet, there shall not have occurred any Material Adverse Effect.

10.4 Officer’s Certificate. Each of the Company, with respect to itself, and each Seller and Sosnoff, with respect to such Seller and Sosnoff, shall have delivered to the Buyer a certificate, signed by an executive officer of such Person (if such Seller is not a natural person) and dated as of the Closing Date, certifying as to the matters set forth in Sections 10.1, 10.2 and 10.3.

10.5 HSR Act. With respect to the transactions contemplated by this Agreement, all applicable waiting periods under the HSR Act shall have expired or been terminated.

10.6 Legal Prohibition. No Law shall be in effect and no Order shall have been entered, in each case that restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of all or any part of the transactions contemplated by this Agreement, or declares unlawful the transactions contemplated by this Agreement or would cause any of the transactions contemplated by this Agreement to be rescinded.

10.7 Necessary Consents. The Company shall have obtained the third party consents set forth on Schedule 10.7.

10.8 Services Agreements. Each of the Services Agreements shall remain in full force and effect, shall not have been breached by any party thereto, and the employee party thereto shall provide services to the Company as of the Closing on a full-time basis and be ready, willing and able to serve the Company on a full-time basis in the capacity specified in the applicable Services Agreement from and after the Closing.

10.9 Advisory Client Consents.

(a) The Company shall have obtained Consents (which remain in effect as of the Closing) with respect to Advisory Contracts having an aggregate Advisory Contract Value (as of the Closing) constituting at least eighty-five percent (85%) of the Base Fees, and such Advisory Contracts shall survive the Closing and then be in full force and effect with the Company or its Subsidiaries; provided that the Advisory Contract Values of any Advisory Contracts with Related Advisory Clients shall not count towards the satisfaction of this condition.

(b) At the Closing, the Company shall have delivered a certificate to the Buyer representing and warranting to the Buyer compliance with the conditions set forth in this Section 10.9 and that the Consents obtained were obtained in compliance with Section 8.8 and applicable Law, which certificate includes the calculation of compliance in reasonable detail, certifies the calculation of the Advisory Contract Values, the Consent Shortfall Amount and the resulting Purchase Price in reasonable detail, and has attached thereto evidence of Consents reasonably satisfactory to the Buyer.

10.10 Termination of Employment Agreements. The Buyer shall have received evidence reasonably satisfactory to the Buyer of the termination of each of the existing employment agreements and benefit arrangements between the Company, on the one hand, and each Seller (other than MTS Holding Corp.) and Sosnoff, on the other hand.

10.11 Fund Amendment. The partners of the Fund shall have duly adopted and approved the Fund Amendment and the Fund Amendment shall be in full force and effect.

ARTICLE XI

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY, SELLERS AND SOSNOFF

The obligations of the Company and the Sellers and Sosnoff to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Representative in writing) of the following conditions as of the Closing Date:

11.1 Representations and Warranties. Each of the Buyer Fundamental Representations shall be true and correct as of the date hereof and as of the Closing Date. Each of the other representations and warranties of the Buyer contained in this Agreement that is not qualified by references to “Buyer Material Adverse Effect,” “material” or any other materiality qualifications shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except with respect to representations and warranties which speak to an earlier date, in which case, as of such earlier date). Each of the other representations and warranties of the Buyer contained in this Agreement which is qualified by references to “Buyer Material Adverse Effect,” “material” or any other materiality qualifications shall be true and correct as of the date hereof and as of the Closing Date (except with respect to representations and warranties which speak to an earlier date, in which case, as of such earlier date).

11.2 Covenants and Agreements. The Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

11.3 Officer’s Certificate. The Buyer shall have delivered to the Company a certificate, signed by an executive officer of the Buyer and dated as of the Closing Date, certifying as to the matters set forth in Sections 11.1 and 11.2.

11.4 HSR Act. With respect to the transactions contemplated by this Agreement, all applicable waiting periods under the HSR Act shall have expired or been terminated.

11.5 Legal Prohibition. No Law shall be in effect and no Order shall have been entered, in each case that restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of all or any part of the transactions contemplated by this Agreement, or declares unlawful the transactions contemplated by this Agreement or would cause any of the transactions contemplated by this Agreement to be rescinded.

11.6 Advisory Client Consents. The Company shall have obtained Consents (which remain in effect as of the Closing) with respect to Advisory Contracts having an aggregate Advisory Contract Value (as of the Closing) constituting at least eighty-five percent (85%) of the Base Fees, and such Advisory Contracts shall survive the Closing and then be in full force and effect with the Company or its Subsidiaries; provided that the Advisory Contract Values of any Advisory Contracts with Related Advisory Clients shall not count towards the satisfaction of this condition.

ARTICLE XII

TERMINATION

12.1 Termination. This Agreement may be terminated on or prior to the Closing Date as follows:

(a) by the mutual written consent of the Buyer and the Representative;

(b) by the Buyer (if it is not in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 11.1 or 11.2 not to be satisfied), upon written notice to the Representative, if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Company or any Seller contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 10.1, 10.2 or 10.3 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Buyer or cured by the Sellers, as applicable, within 20 Business Days after receipt by the Representative of written notice thereof from the Buyer or is not reasonably capable of being cured prior to the Termination Date;

(c) by the Representative (if no Seller or group of Sellers is in material breach of such Seller’s or Sellers’ representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 10.1, 10.2 or 10.3 not to be satisfied (including for this purpose any breach by Sosnoff of his representations, warranties or covenants or agreements under this Agreement)), upon written notice to the Buyer, if there has been a material violation, breach or inaccuracy of any representation, warranty, agreement or covenant of the Buyer contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 11.1 or 11.2 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Representative or cured by the Buyer within 20 Business Days after receipt by the Buyer of written notice thereof from the Representative or is not reasonably capable of being cured prior to the Termination Date;

(d) by the Buyer or the Representative, upon written notice to the other, if the transactions contemplated by this Agreement have not been consummated on or before July 31, 2010 (the “Termination Date”); provided that neither party shall be entitled to terminate this Agreement pursuant to this Section 12.1 if such party’s willful breach of this Agreement has prevented or materially delayed the consummation of the transactions contemplated by this Agreement; or

(e) by the Buyer or the Representative, upon written notice to the other, if a court of competent jurisdiction or any other Governmental Authority shall have issued a final, non-appealable Order preventing or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

12.2 Survival After Termination. If this Agreement is terminated in accordance with Section 12.1, this Agreement shall become void and of no further force and effect; provided, however, that the provisions of this Section 12.2 and Article XIV (Miscellaneous) shall survive the termination of this Agreement and that nothing herein shall relieve any party from any liability for fraud or any willful material breach of the provisions of this Agreement prior to such termination.

ARTICLE XIII

INDEMNIFICATION

13.1 Survival. Each representation and warranty contained in this Agreement or in any certificate delivered pursuant hereto shall survive the Closing and continue in full force and effect for eighteen (18) months following the Closing Date (the “Release Date”); provided that (i) the Fundamental Representations shall survive the Closing indefinitely and (ii) the representations and warranties contained in Sections 6.11 (Taxes) and 6.17 (Employee Benefit Plans) shall survive until 60 days following the expiration of the applicable statute of limitations (including any extensions thereof, whether automatic or permissive) (the Release Date or such other date described above, as applicable, the “Expiration Date”). Notwithstanding the preceding sentences of this Section 13.1, if the Buyer or the Representative, as applicable, delivers written notice to the other party of a claim for indemnification for a breach of any representations or warranties set forth herein or in any document delivered pursuant to this Agreement within the applicable Expiration Date, such claim shall survive until finally resolved or judicially determined. All covenants and agreements contained herein shall survive indefinitely.

13.2 Indemnification of the Buyer for Seller-Specific Breaches. From and after the Closing, each Seller shall, on a several basis, indemnify and hold harmless, to the fullest extent permitted by Law, the Buyer and its members, employees, officers, Affiliates (including the Company and its Subsidiaries), partners, equity holders, counsel, financial advisors, auditors and other representatives and their respective successors and assigns (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all Losses based upon, arising out of or incurred as a result of any of the following:

(a) any breach of, or any inaccuracy in, any representation or warranty, as of the date hereof or as of the Closing Date, made by such Seller in Article IV or in any certificate delivered with respect thereto; or

(b) any breach or default in performance by such Seller of any of his or its covenants or obligations contained in this Agreement or in any certificate delivered with respect hereto.

13.3 Indemnification of the Buyer for Sosnoff-Specific Breaches. From and after the Closing, Sosnoff shall indemnify and hold harmless, to the fullest extent permitted by Law, the Buyer Indemnified Parties from, against and in respect of any and all Losses based upon, arising out of or incurred as a result of any of the following:

(a) any breach of, or any inaccuracy in, any representation or warranty, as of the date hereof or as of the Closing Date, made by Sosnoff in Article V or in any certificate delivered with respect thereto;

(b) any breach or default in performance by Sosnoff or any of his covenants or obligations contained in this Agreement or in any certificate delivered with respect hereto; or

(c) any Excluded Property.

13.4 Indemnification of the Buyer for Other Breaches. Subject to the limitations set forth in this Article XIII, from and after the Closing, the Sellers and Sosnoff shall, on a joint and several basis, indemnify and hold harmless, to the fullest extent permitted by Law, the Buyer Indemnified Parties from, against and in respect of any and all Losses based upon, arising out of or incurred as a result of any of the following:

(a) any breach of, or any inaccuracy in, any representation or warranty, as of the date hereof or as of the Closing Date, made by any of the Sellers, Sosnoff or the Company in this Agreement (other than the representations and warranties set forth in Article IV and Article V, the Company Fundamental Representations and the representations and warranties set forth in Section 6.11 (Taxes) for which indemnification is available under Article IX), or in any certificate or other document delivered with respect hereto (including pursuant to Section 10.9(b) hereof); or

(b) any breach or default in performance by the Company of any of its covenants or obligations required to be performed by or complied with on or prior to the Closing Date contained in this Agreement or in any certificate delivered with respect hereto, or any breach of, or any inaccuracy in, any Company Fundamental Representation; or

(c) any Transaction Expenses that have not been paid in full at or prior to the Closing.

13.5 Indemnification of the Sellers. Subject to the limitations set forth in this Article XIII, from and after the Closing, the Buyer shall indemnify and hold harmless, to the fullest extent permitted by Law, each Seller and Sosnoff and such Person’s respective Affiliates, and their respective successors and assigns (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all Losses based upon, arising out of or incurred as a result of any of the following:

(a) any breach of, or inaccuracy in, any representation or warranty, as of the date hereof or as of the Closing Date, made by the Buyer in this Agreement (other than any Buyer Fundamental Representation), or in any certificate delivered with respect hereto; or

(b) any breach or default in performance by the Buyer of any covenant or obligation of the Buyer contained in this Agreement or in any certificate delivered with respect hereto, or any breach of, or any inaccuracy in, any Buyer Fundamental Representation or in any certificate delivered with respect thereto.

13.6 Limitations.

(a) Notwithstanding any other provision of this Agreement, (i) the Sellers and Sosnoff shall not have any obligation to indemnify any Buyer Indemnified Party pursuant to Section 13.4(a) unless and until the aggregate amount of all such individual Losses incurred or sustained by all Buyer Indemnified Parties with respect to which the Buyer Indemnified Parties would otherwise be entitled to indemnification under Section 13.4(a) exceeds $1,100,000 (the “Deductible Amount”), whereupon the Sellers and Sosnoff shall be liable for only such Losses exceeding the Deductible Amount, (ii) the aggregate liability of the Sellers and Sosnoff to indemnify the Buyer Indemnified Parties for Losses under Section 13.4(a) shall in no event exceed $14,000,000 (the “Cap”) and (iii) the aggregate liability of the Sellers and Sosnoff to indemnify the Buyer Indemnified Parties for Losses under Sections 13.2, 13.3 and 13.4 (other than any Losses arising as a result of any breach or default in performance of any covenant or obligation by such Person) shall in no event exceed the aggregate net after tax proceeds received by such Person under this Agreement and Sections 8.4(a) and 8.4(b) of the Second Amended and Restated Operating Agreement.

(b) Notwithstanding any other provision of this Agreement, (i) the Buyer shall not have any obligation to indemnify any Seller Indemnified Party pursuant to Section 13.5(a) unless and until, and only to the extent that, the aggregate amount of all individual Losses incurred or sustained by all Seller Indemnified Parties with respect to which the Seller Indemnified Parties are entitled to indemnification under Section 13.5(a) exceeds the Deductible Amount, whereupon the Buyer shall be liable for only such Losses exceeding the Deductible Amount and (ii) the aggregate liability of the Buyer to indemnify the Seller Indemnified Parties for Losses under Section 13.5(a) shall in no event exceed an amount equal to the Cap.

13.7 Limitation on Remedies. From and after the Closing, and except with respect to claims arising from fraud, the enforcement of any covenant requiring performance following the Closing or claims for equitable relief, the provisions of Article IX and this Article XIII shall constitute the exclusive remedy in respect of breaches of representations, warranties, covenants or agreements contained in this Agreement, and shall be in lieu of any other remedies for monetary damages for such breaches that may be available to any Indemnified Party pursuant to any applicable Law.

13.8 Third Party Claims.

(a) Promptly after the receipt by any Person entitled to indemnification pursuant to this Article XIII (the “Indemnified Party”) of notice of the commencement of any Action involving a third party (such Action, a “Third Party Claim”), such Indemnified Party shall, if a claim with respect thereto is to be made against any party or parties obligated to provide indemnification pursuant to this Article XIII (the “Indemnifying Party”), give such Indemnifying Party written notice of such Third Party Claim in reasonable detail in light of the circumstances then known to such Indemnified Party; provided that the failure of the Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure to give notice shall prejudice any defense or claim available to the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to assume the defense of any Third Party Claim with counsel reasonably satisfactory to the Indemnified Party, at the Indemnifying Party’s sole expense; provided that the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal Action, (ii) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party, (iii) the Third Party Claim has or would reasonably be expected to result in Losses in excess of the amounts available for indemnification pursuant to Section 13.6, (iv) the Third Party Claim would reasonably be expected to have a material adverse effect on the Indemnified Party’s business or relates to its clients, vendors or other service providers, (v) the Indemnifying Party has failed or is failing to defend in good faith the Third Party Claim, or (vi) the Indemnifying Party has not acknowledged that such Third Party Claim is subject to indemnification pursuant to this Article XIII.

(c) If the Indemnifying Party assumes the defense of any Third Party Claim, (i) it shall not settle the Third Party Claim unless (A) the settlement does not entail any admission of liability on the part of any Indemnified Party, and (B) the settlement includes an unconditional release of each Buyer Indemnified Party or Seller Indemnified Party, as applicable, reasonably satisfactory to the Indemnified Party, from all Losses with respect to such Third Party Claim, (ii) it shall indemnify and hold the Indemnified Party harmless from and against any and all Losses caused by or arising out of any settlement or judgment of such claim and may not claim that it does not have an indemnification obligation with respect thereto, and (iii) the Indemnified Party shall have the right (but not the obligation) to participate in the defense of such Third Party Claim and to employ, at its own expense, counsel separate from counsel employed by the Indemnifying Party; provided that the fees, costs and expenses of such counsel shall be at the expense of the Indemnifying Party if the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.

(d) The Indemnified Party shall not settle any Third Party Claim if the Indemnifying Party shall have any obligation as a result of such settlement (whether monetary or otherwise) unless such settlement is consented to in writing by the Indemnifying Party, such consent not to be unreasonably withheld or delayed.

(e) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim. Any consent to be given by the Buyer Indemnified Parties under this Section 13.8 shall be given by the Buyer acting on behalf of the Buyer Indemnified Parties and any consent to be given by the Seller Indemnified Parties under this Section 13.8 shall be given by the Representative acting on behalf of the Seller Indemnified Parties.

13.9 Effect of Knowledge or Waiver of Condition. The right to indemnification, payment of Losses or other remedies based on any representations, warranties, covenants or agreements set forth in any Transaction Document or in any document delivered with respect hereto or thereto will not be affected by any investigation conducted with respect to, or any Knowledge or information acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement (other than disclosures made in the Schedules hereto). The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of Losses, or other remedy based on such representations, warranties, covenants or agreements.

13.10 Right to Set Off. In order to satisfy the indemnification obligations of a party pursuant to this Article XIII and Section 9.2, an Indemnified Party shall have the right to off-set or set-off any payment due pursuant to this Article XIII and Section 9.2 against any other payment to be made pursuant to this Agreement, any Transaction Documents or otherwise, including any Contingent Payment and any Final Net Working Capital Adjustment Amount; provided that any amounts so withheld shall be promptly released to the original payee to the extent it is determined (whether by settlement, judgment or arbitral decision) that such amounts are required to be so released, together with interest thereon as may be agreed or determined in connection with such settlement, judgment or decision.

13.11 Additional Matters.

(a) For purposes of this Article XIII, the representations and warranties contained in this Agreement (other than those set forth in Sections 6.8 and 6.10) shall be deemed to have been made without any qualifications as to materiality, Material Adverse Effect, specified dollar thresholds or similar qualifications. All indemnification payments pursuant to this Article XIII shall be made from the date that the Losses for which indemnification is sought were incurred to the date of payment, at the prime rate of Citibank, N.A., as in effect on the date of incurrence. To the extent permitted by applicable Law, any amounts payable under this Article XIII shall be treated by the parties hereto as adjustments to the Purchase Price.

(b) The amount of any indemnification payment to be made by any Indemnifying Party under this Agreement shall be reduced to take into account (in assessing the Losses suffered by the Indemnified Party) any insurance recoveries that such Indemnified Party has actually received and realized as a result of the circumstance, event or occurrence giving rise to such underlying claim (net of any deductible or increase in insurance premiums resulting from such insurance claim or any other expense incurred by the Indemnified Party in obtaining such recovery), and any such recoveries (net of such expenses) received by an Indemnified Party hereunder following its receipt of indemnification payments hereunder shall be reimbursed to the Indemnifying Parties to the extent failure to do so would result in a recovery by the Indemnified Parties of more than 100% of their Losses.

(c) Each of the parties hereto agrees to use its commercially reasonable efforts to make a claim in respect of available insurance and seek recoveries against third parties with respect to any circumstance, event or occurrence which may give rise to indemnification obligations of any Indemnifying Party, to the extent that such commercially reasonable efforts could reasonably be expected to result in a reduction in the indemnification obligations of such Indemnifying Party; provided, that such use of commercially reasonable efforts shall not (i) require any party hereto to file suit or otherwise litigate any matter and (ii) permit any Indemnifying Party to delay making any indemnification payments required by this Agreement.

ARTICLE XIV

MISCELLANEOUS

14.1 Expenses. Except as otherwise expressly provided herein, the Company, the Sellers, Sosnoff and the Buyer shall each pay all of their own expenses (including attorneys’ and accountants’ fees, costs and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement; provided that the Sellers shall bear all Transaction Expenses by the Company paying the same and the Purchase Price being reduced as provided for herein.

14.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of the Buyer, the Company and the Representative.

14.3 Entire Agreement. The Transaction Documents contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.

14.4 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (a) in writing and served by personal delivery upon the party for whom it is intended; (b) if delivered by facsimile with receipt confirmed; or (c) if delivered by certified mail, registered mail or courier service, return-receipt received to the party at the address set forth below, to the Persons indicated:

If to the Buyer or, after the Closing, the Company, to:

c/o Evercore Partners Inc.
55 East 52nd Street, 42nd Floor
New York, New York 10055
Attention: Adam B. Frankel
Facsimile: (212) 857-7426

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Paul D. Ginsberg
Jeffrey D. Marell
Facsimile: (212) 757-3900

If to the Representative or any Seller, to:

ASC Representative, LLC
101 Park Avenue
New York, New York 10178
Attention: Craig B. Steinberg
Facsimile: (212) 922-1820

with a copy (which shall not constitute notice) to:

Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
Attention: James E. Abbott
Craig A. Sklar
Facsimile: (212) 480-8421

If to the Company (prior to the Closing):

Atalanta Sosnoff Capital, LLC
101 Park Avenue
New York, New York 10178
Attention: Craig B. Steinberg
Facsimile: (212) 922-1820

with copies (which shall not constitute notice) to:

Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
Attention:	James E. Abbott
Craig A. Sklar
Facsimile: (212) 480-8421

If to Sosnoff:

c/o Atalanta Sosnoff Capital, LLC
101 Park Avenue
New York, New York 10178
Attention: Martin T. Sosnoff
Facsimile: (212) 922-1820

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
Attention: Ralph Arditi
Fax: (212) 735-2000

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 14.4.

14.5 Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement. Any waiver by any Seller may be granted by the Representative acting on behalf of such Seller.

14.6 Binding Effect; Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of the Buyer (in the case of any assignment by any Seller, the Representative or, prior to the Closing, the Company) or the Representative (in the case of any assignment by the Buyer or, from and after the Closing, the Company), and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, however, that without written consent of any party hereto, (i) the Buyer may assign its rights and obligations to any of its Affiliates, and (ii) the Buyer may assign its rights hereunder as collateral security to any lender to the Buyer or an Affiliate of the Buyer, but no assignment shall relieve the Buyer of any Liability hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and permitted assigns.

14.7 No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person not a party or a permitted assignee of a party to this Agreement, except as set forth in Article XIII (Indemnification).

14.8 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of New York, regardless of the applicable principles of conflicts of Laws that would result in the application of the Laws of another jurisdiction.

14.9 Consent to Jurisdiction and Service of Process.

(a) Other than an Action by the Buyer for equitable relief as set forth in Section 14.9(b), any Action seeking to enforce any provision of, or, directly or indirectly arising out of or in any way relating to, this Agreement or the transactions contemplated by this Agreement shall be brought in any New York state or federal court located in New York County, in the State of New York, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 14.4 shall be deemed effective service of process on such party.

(b) Nothing contained in Section 14.9(a) shall limit the right of the Buyer to take any Action against any Seller in any court of competent jurisdiction for the purposes of seeking any equitable remedy or relief, including injunctions, rescission, or specific performance, nor shall the taking of any such Action by the Buyer in one or more jurisdictions preclude the taking of any such Action in any other jurisdiction (whether concurrently or not) if and to the extent permitted by Law.

14.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO

(A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

14.11 Specific Performance. The Sellers and Sosnoff hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that the Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions hereof and to specific performance of the terms hereof, in addition to any other remedy at law or equity.

14.12 Severability. Without limitation to Section 7.4(c)(ii), which shall govern for purposes of Section 8.4, if any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such a determination, the Buyer, the Company and the Representative shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

14.13 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

14.14 Disclosure Schedules. Any matter disclosed in any section of the Disclosure Schedules or the Buyer Disclosure Schedules, as applicable, shall be considered disclosed with respect to each other section of the Disclosure Schedules or the Buyer Disclosure Schedules, as applicable, provided that it is reasonably apparent from the face of such disclosure to be relevant to such other section.

14.15 Representation by Counsel. Each of the parties has been represented by and has had an opportunity to consult legal counsel in connection with the negotiation and execution of this Agreement. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any Governmental Authority by reason of such party having drafted or being deemed to have drafted such provision.

14.16 Excluded Assets. Each of the parties acknowledge that the items listed on Schedule 14.16 hereto are not owned by the Company and shall remain the sole property of Sosnoff (the “Excluded Property”).

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

EVERCORE PARTNERS INC.

By:	/s/ Robert B. Walsh
Name: Robert B. Walsh
Title: CFO

ATALANTA SOSNOFF CAPITAL, LLC

By:	/s/ Martin T. Sosnoff
Name: Martin T. Sosnoff
Title: CEO

ASC REPRESENTATIVE, LLC

By:	/s/ Martin T. Sosnoff
Name: Martin T. Sosnoff
Title: Managing Member

MTS HOLDING CORP.

By:	/s/ Martin T. Sosnoff
Name: Martin T. Sosnoff
Title: Chairman of the Board

/s/ Craig B. Steinberg
Craig B. Steinberg

/s/ John P. McMullan
John P. McMullan

/s/ Robert Ruland
Robert Ruland

Signature Page to Purchase and Sale Agreement

/s/ Kevin S. Kelly
Kevin S. Kelly

/s/ Martin T. Sosnoff
Martin T. Sosnoff

Signature Page to Purchase and Sale Agreement